As filed with the Securities and Exchange Commission on May 10, 2000.
                                                      Registration No. 333-30116


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                          AMENDMENT NO. 1 TO FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                           CAPITA RESEARCH GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                   ----------

           Nevada                         7372                    88-0072350
           ------                         ----                    ----------
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
    of incorporation or       Classification Code Number) Identification Number)
       organization)

                                591 Skippack Pike
                          Blue Bell, Pennsylvania 19422
                                 (215) 619-7777

               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                   ----------

                                 David B. Hunter
                             Chief Executive Officer
                           Capita Research Group, Inc.
                                591 Skippack Pike
                          Blue Bell, Pennsylvania 19422
                                 (215) 619-7777
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Andrew J. Beck, Esq.
                                      Torys
                                 237 Park Avenue
                            New York, New York 10017

                                 (212) 880-6000

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

========================================== ===================== ===================== ===================== =================
Title of Each Class of                         Amount To Be        Proposed Maximum      Proposed Maximum       Amount of
Securities To Be Registered                     Registered          Offering Price      Aggregate Offering   Registration Fee
                                                                     Per Share(1)            Price(1)
------------------------------------------ --------------------- --------------------- --------------------- -----------------
Common Stock
($.001 par value).....................          5,380,000                $.92             $4,949,600.00          $1309.36
========================================== ===================== ===================== ===================== =================


(1)......Estimated  solely for the purpose of calculating the  registration  fee pursuant  to Rule  457(c)  promulgated  under  the  Securities  Act of 1933,  as amended.
                                   -----------

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              Subject to Completion

                    Preliminary Prospectus dated May 10, 2000

PROSPECTUS
----------

                           CAPITA RESEARCH GROUP, INC.

                        5,380,000 Shares of Common Stock

--------------------------------------------------------------------------------
                  This prospectus:
                           o Covers the  resale of certain  shares of our common
                             stock.
                           o May be used by the selling security holders or by a
                             broker-dealer who may participate in sales of the common stock covered in this prospectus.

                  The securities covered include:
                           o 1,600,000  shares of our common stock issuable upon
                             the conversion of a convertible  promissory  note.
                           o 1,260,000  shares  of our  common  stock  issued to
                             selling security  holders in private  placements in
                             January 2000.
                           o 2,520,000   shares  of  common   stock   underlying
                             warrants issued to selling security holders in the private placements.

                  The securities to be resold:
                           o Represent   approximately   19.58  percent  of  our
                             currently outstanding common stock (assuming the conversion of the convertible promissory note and exercise of all the warrants).
                           o Are being offered on a continuous basis pursuant to
                             Rule 415 under the Securities Act of 1933, as amended.
                           o Will be  sold at  prevailing  market  prices  or at
                             prices negotiated by the selling security holder and buyer.

                  Our securities are traded on the OTC Bulletin Board under the trading symbol "CEEG." The last reported sale price of our common stock on May 5, 2000 on the OTC Bulletin Board was $0.88 per share.

                  The resale of the securities:
                           o Involves no underwriting discounts,  commissions or
                             expenses.

                  We will pay any expenses of registering the securities, which we estimate to be approximately $30,000.

                  See "Risk Factors" beginning at page 3 to read about certain factors you should consider before buying common stock.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

================================================================================
                   The date of this Prospectus is May 10, 2000.

                               PROSPECTUS SUMMARY

                  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that investors should consider before investing in our common stock. Investors should read the entire prospectus carefully.

                           Capita Research Group, Inc.

                  Capita Research Group, Inc. was created as the result of an exchange transaction between Royal American Mining Properties, Ltd. and NextGen Systems, Inc., a Pennsylvania corporation (our predecessor) on January 30, 1998. We have the exclusive license with the National Aeronautics and Space Administration for the CREW software which measures a test respondent's EEG, or brain wave impulse, when subjected to sound or pictures. This software then converts the raw brain wave data into an index, which indicates the respondent's level of interest, or lack of interest, also called "engagement", with the stimuli. We believe that we have the only commercial operating system of this nature and are using it for testing services in the media, advertising and entertainment industries, as well as in pharmaceutical market research. Our goal is to become the leading commercial provider of customized, high performance technology systems and services, including analysis and technical support, for the real-time, objective measurement of engagement for use in multiple markets.

                  Our principal executive offices are located at 591 Skippack Pike, Blue Bell, Pennsylvania 19422, and our telephone number is (215) 619-7777. Our Web site is located at http//:www.capitaresearch.com. Any information that is included on or linked to our Web site is not a part of this prospectus.

                       Summary Consolidated Financial Data

                      (in thousands, except per share data)

                  The following table sets forth our summary consolidated financial data. When you read this summary consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."




              Statement of Operations Data:                    Years ended December 31,

                                                    1999           1998           1997          1996
                                                (Consolidated) (Consolidated)  (Combined)    (Combined)
              Net revenues..................   $    64,500     $    85,500   $    81,894     $  360,654
              Cost of sales.................       129,154         125,826        96,100        253,175
                                                ----------      ----------     ---------      ---------
              Gross profit (loss) ..........       (64,654)        (40,326)      (14,206)       107,479
                                                ==========      ==========     =========      =========
              Operating expenses..........       1,119,269       1,090,374       655,622        504,741
                                                ----------      ----------     ---------      ---------
              Loss from operations........       1,183,923       1,130,700       669,828        397,262
              Non-operating income
                  (expenses) .............         (19,796)        (29,982)      (19,452)        (1,713)
                                                ----------      ----------     ---------      ---------
              Provision for taxes...........            --              --            --             --
              Net loss......................   $(1,203,719)    $(1,160,682)    $(689,280)    $ (398,975)
                                                ==========      ==========     =========      =========
              Net income (loss) per
                  common share............           (0.07)          (0.10)        (0.40)         (0.39)
                                                ==========      ==========     =========      =========
              Shares used in net income
                  (loss) per common share
                  computation.............      17,307,956      11,380,306     1,736,458      1,034,658
                                                ==========      ==========     =========      =========



                                                              As of December          As of December
                                                                 31, 1999                31, 1998
                                                                 --------                --------

              Consolidated Balance Sheet Data:

              Total assets.............................         $  304,773             $  141,414

              Current liabilities......................            809,925                300,333

              Long-term debt...........................             23,386                  9,614

              Total stockholders' equity (deficiency)..           (528,538)              (168,533)

                                  RISK FACTORS

                  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

                  If any of the following risks actually occur, our business, results of operations and financial condition could be materially and adversely affected, the value of our stock could decline and you may lose all or part of your investment.

We have a limited operating history and are subject to the risks of new enterprises.

                  We are a development stage company and have a limited operating history. Our limited operating history and the uncertain and emerging nature of our technology and services make it difficult to assess our prospects or predict our future operating results. Our prospects must be considered in light of the numerous risks and uncertainties frequently encountered with new businesses.

We have a history of losses and expect losses will continue.

                  We have never been profitable, and we anticipate that we will continue to incur net losses in future periods. For the fiscal years ended December 31, 1999 and December 31, 1998, we had net losses of $1,203,719 and $1,160,682, respectively. There can be no assurance that we will successfully implement our business strategy in the future or that we will achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We face substantial competition from established companies in our industry.

                  We face substantial competition from other providers of advertising testing services. Our principal competition consists of companies within the opinion research industry which provide third party testing services either to advertising agencies or directly to advertising clients. While we believe that our technology and testing methodology are not comparable to those services currently offered by competitors in our industry, we face uncertainty regarding our ability to compete effectively with established opinion research companies. Many of our competitors and potential competitors are much larger and have greater development, marketing and financial resources, making it more difficult for us to establish name recognition in the marketplace and compete effectively. See "Business - Competition."

Changes in technology may render our equipment and services obsolete.

                  We rely on advanced technology and software in the provision of our advertising testing services. Our success will depend on our ability to adapt to technological advances. To remain competitive, we must respond quickly to technological advances in EEG monitoring hardware and software. This could require us to make substantial investments in new equipment or software that has made our existing equipment or software obsolete. In addition, other technologies developed by competitors may significantly reduce demand for our services or render our services obsolete.

We may be unable to meet our future cash requirements.

                  We require substantial capital to fund the continued development and operation of our business. From January 1, 1998 through May 1, 2000, we have received net proceeds from offerings of our common stock and warrants of $2,223,833 and from offerings of our debt of $500,000. As of May 1, 2000, we had approximate working capital of $100,000. We anticipate, based on current plans and assumptions relating to our operations, that the proceeds from recent sales of our common stock, together with projected cash flow from operations, will be sufficient to satisfy our contemplated cash requirements for at least the next three months. If, however, we have underestimated our cash requirements, we will require additional debt or equity financing. Our ability to obtain the necessary financing, and its cost to us, are uncertain. Accordingly, we may be forced to curtail our planned business development and may also be unable to fund our ongoing operations. To the extent we raise additional capital by issuing securities, dilution may result to the investors in this offering.

Our technology and services may never be accepted for use in advertising testing.

                  The use of EEG technology in advertising testing is a relatively new alternative to traditional advertising testing. Potential clients may be unwilling to accept our services as an appropriate or effective method to measure individual responses to advertising. The extent to which the use of EEG technology in advertising testing is accepted will materially affect our business, financial condition and results of operations.

We do not pay, and do not anticipate paying, dividends on our common stock.

                  We have never paid a cash dividend on our common stock. Whether we pay cash dividends in the future will depend on our earnings, financial condition and capital needs and on other factors deemed pertinent by our board of directors. We currently intend to retain any future earnings to finance our operations. See "Dividend Policy."

We may fail to attract or retain key management personnel, which will adversely affect our business.

                  We are highly dependent on the services of current management such as David Hunter, our president, and Tomas Stenstrom, our chief technology officer, and Anthony Baratta, our treasurer. The loss of key management personnel or an inability to attract, retain and motivate sufficiently experienced management could have a material adverse effect on our businesses, financial condition or results of operations.

Possible infringement of intellectual property rights could harm our business.

                  We are in the process of applying for a number of patents pertaining to our technology. We have a number of trademarks and servicemarks on trade names used in our operations and marketing. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights, nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our services. In addition, we cannot be certain that our business activities will not infringe on the proprietary rights of others, or that other parties will not assert infringement claims against us. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of resources. If a claim is asserted that we infringed the intellectual property of a third party, we may be required to seek licenses to such third-party technology. We cannot be sure that licenses to third-party technology will be available to us at a reasonable cost, if at all. If we were unable to obtain such a license on reasonable terms, we could be forced to cease using the third-party technology. See "Business--Intellectual Property."

The exercise of outstanding options and warrants and the conversion of an outstanding convertible promissory note may adversely affect the price of our securities.

                  We have granted 1,529,100 options, each to purchase one share of our common stock for purchase prices ranging from $.90 to $1.37 per share, to key employees, officers and directors and other designees under our stock option plan. To date, options to purchase 50,000 shares have been exercised for an aggregate purchase price of $44,500. We have also granted warrants to purchase 3,593,227 shares of our common stock, and have issued a convertible promissory note convertible into 1,600,000 shares of our common stock. These outstanding options and warrants and the convertible promissory note could have a significant adverse effect on the trading price of our common stock, especially if the note were converted or a significant volume of the options or warrants were exercised and the stock issued was immediately sold into the public market.

There are significant consequences associated with our stock trading on the NASD OTC Bulletin Board rather than a national exchange.

                  We do not currently meet the requirements for trading in the Nasdaq SmallCap Market or other national exchanges. We can give you no assurance that we will achieve the quantitative criteria required by the Nasdaq SmallCap Market or any other national exchange or that, even if we do, our listing application would be approved by any such exchange. The effects of not being able to list our securities on a national exchange include limited release of the market prices of our securities, limited news coverage of our company, limited interest by investors in our securities, increased difficulty in selling our securities in certain states due to "blue sky" restrictions, and limited ability to issue additional securities or to secure additional financing.

We are subject to the application of the Penny Stock Rules.

                  Because our common stock is not trading in the Nasdaq SmallCap Market or some other national exchange, and the trading price of the common stock is less than $5 per share, we are subject to the Penny Stock Rules under the Securities Enforcement and Penny Stock Reform Act of 1990. In addition to the risk of volatility of stock prices, low price stocks are subject to the risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, broker-dealers trading in our common stock are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Rule 15g-9, among other things, requires that broker-dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. Broker-dealers handling trades in our securities are required to make additional disclosure in connection with those trades, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our securities and your ability to sell your securities in the secondary market, which could have an adverse impact on the price of our common stock.

                            SELLING SECURITY HOLDERS

                  The selling security holders consist of the SoundShore Investors and the Additional Investors, as defined below and James R. Salim. The registration statement of which this prospectus is a part is being filed, and the shares offered in this prospectus are included herein, pursuant to various registration rights granted by us to the selling security holders. We are unable to determine the exact amount of securities that will actually be sold pursuant to this prospectus due to the ability of the selling security holders to determine individually when and whether they will sell any securities under this prospectus and uncertainty as to how many of the warrants will be exercised.

The SoundShore Investors

                  SoundShore Holdings Ltd., SoundShore Opportunity Holding Fund Ltd. and SoundShore Strategic Holding Fund Ltd. (collectively referred to herein as the "SoundShore Investors") acquired in a private placement transaction pursuant to a securities purchase agreement dated as of January 6, 2000 an aggregate of 1,000,000 units, each unit consisting of one share of our common stock and two warrants. Each warrant is exercisable for the purchase of one share of our common stock until January 1, 2005. In each unit, one warrant is exercisable for $.50 per share and the other warrant is exercisable for $1.00 per share.

The Additional Investors

                  Andrew Gitlin, John Lepore, Edward Okine, Philip Platek, Howard Fischer and Michael Hamblett (collectively referred to herein as the "Additional Investors") acquired in a private placement transaction pursuant to a securities purchase agreement dated as of January 21, 2000 an aggregate of 260,000 units. These units are identical to the units acquired by the SoundShore Investors. Each warrant is exercisable for the purchase of one share of our common stock until January 1, 2005. In each unit, one warrant is exercisable for $.50 per share and the other warrant is exercisable for $1.00 per share.

James R. Salim

                  We issued a $400,000 convertible promissory note dated August 5, 1999 to James R. Salim. The note is being converted into 1,600,000 shares of our common stock.

                  The following table and accompanying footnotes identify each selling security holder with respect to the shares beneficially held or acquirable by, as the case may be, each selling security holder. No selling security holder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

                                                                           Total
                                                                        Common Stock
                                            Number of Shares of         Beneficially            Number of
                        Number of Shares        Common Stock               Owned                Shares to
  Name of Investor      of Common Stock     Underlying Warrants      Prior to Offering          be Offered
  ----------------         ------------     -------------------      -----------------          ----------

James R. Salim(1)         1,600,000(2)             300,000                1,900,000              1,600,000

SoundShore Holdings
Ltd.                        666,750              1,333,500                2,000,250              2,000,250

SoundShore
Opportunity Holding
Fund Ltd.                   214,500                429,000                  643,500                643,500

SoundShore Strategic
Holding Fund Ltd.           118,750                237,500                  356,250                356,250

Andrew Gitlin                30,000                 60,000                   90,000                 90,000

John Lepore                  20,000                 40,000                   60,000                 60,000

Edward Okine                 10,000                 20,000                   30,000                 30,000

Philip Platek                20,000                 40,000                   60,000                 60,000

Howard Fischer              107,778                187,778                  295,556(3)             240,000

Michael Hamblett            120,000                200,000                  320,000                300,000


(1) Mr. Salim is not offering the 300,000 shares of common stock issuable upon the exercise of his warrants. Mr. Salim's 300,000 shares which he will hold after the offering represent 1.20% of the outstanding shares.

(2) Common stock issuable upon conversion of Mr. Salim's convertible promissory note.

(3) Mr. Fischer is not offering 27,778 shares of common stock and 27,778 shares of common stock underlying warrants issued to him in April 2000.

                              PLAN OF DISTRIBUTION

                  The registration statement of which this prospectus forms a part has been filed pursuant to certain registration rights agreements. To our knowledge, as of the date hereof, no selling security holder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor do we know the identity of the brokers or market makers which will participate in the offering.

                  The shares covered hereby may be offered and sold from time to time by the selling security holders. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Each such sale may be made on the OTC Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:

                  (a) a block  trade in which the  broker-dealer  engaged by the selling security holder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                  (b) purchases by the  broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

                  (c) ordinary brokerage  transactions and transactions in which the broker-dealer solicits purchasers;

                  (d) privately  negotiated  transactions at negotiated  prices;
                      and

                  (e) directly to market makers acting as principals.

                  To our knowledge, the selling security holders have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution or a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated.

                  In offering the shares, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales, and any profits realized by the selling security holders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

                  Regulation M under the Securities Exchange Act of 1934, as amended, prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

                  This offering will terminate as to each selling security holder on the earlier of (a) the date on which all such selling security holders shares may be resold pursuant to Rule 144 under the Securities Act; or (b) the date on which all shares offered hereby have been sold by the selling security holder. There can be no assurance that any of the selling security holders will sell any or all of the shares offered hereby.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                  Our common stock commenced trading on the OTC Bulletin Board on August 3, 1998 under the symbol "CEEG". To date, there has been only sporadic trading in our common stock. As of December 31, 1999, we had 1,013 holders of record of our common stock and 15 listed market-makers.

                  The following table sets forth the high and low bid information for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                               High              Low
                                               ----              ---
Fiscal Year Ending December 31, 2000
     Quarter ended March 31, 2000             $ 2.4375           $.5625
     Quarter ended June 30, 2000              $ 1.375            $.6875
      (through May 5, 2000)

Fiscal Year Ending December 31, 1999
     Quarter ended March 31, 1999             $  .375            $.125
     Quarter ended June 30, 1999              $  .375            $.0625
     Quarter ended September 30, 1999         $ 2.1875           $.0625
     Quarter ended December 31, 1999          $ 1.9375           $.875

Fiscal Year Ending December 31, 1998
     Quarter ended September 30, 1998         $  .03125          $.01
        (from August 5, 1998)
     Quarter ended December 31, 1998          $  .375            $.03125


                                 DIVIDEND POLICY

                  We have never paid a cash dividend on our common stock. Whether we pay cash dividends in the future will depend on the our earnings, financial condition and capital needs and on other factors deemed pertinent by the our board of directors. We currently intend to retain any future earnings to finance our operations.

                                 CAPITALIZATION

                  The following table sets forth our capitalization as of December 31, 1999:

                 o  on an actual basis; and

                 o  as adjusted to give effect to:

                 o issuance of 50,578 shares of common stock in April 2000 in exchange for $47,417 of services;

                 o the exercise of options to purchase 50,000 shares of common stock in April 2000 in exchange for $44,5000 of services;

                 o the sale of 1,883,227 shares of common stock in January, March and April 2000 private placements for $1,130,900;

                 o the exercise of all outstanding warrants for 3,593,227 shares of common stock with an aggregate exercise price of $2,828,853; and

                 o  and the  conversion of the $400,000  convertible  promissory note into 1,600,000 shares of common stock.

                  This table should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

                                                             December 31, 1999
                                                                   Actual                As Adjusted
                                                               -------------             ------------
Cash and cash equivalents..............................         $      4,840             $  3,964,593
                                                               =============             ============
Accounts payables and accrued expenses.................         $    369,918             $    325,182
                                                               =============             ============
Short-term debt .......................................         $    420,000             $     20,000
                                                               =============             ============
Long-term debt (including capital lease obligations) ..              $23,386             $     23,386
                                                               =============             ============
Stockholders' deficit:
  Common  Stock,  $.001  par value per  share,
      100,000,000  shares  authorized;
      20,295,946 shares issued and outstanding
      actual;  27,472,972 shares issued and
,      outstanding as adjusted..........................               20,296                   27,473
      Capital in excess of par value...................            3,855,663                8,300,156
      Stock Subscription Receivable....................             (837,568)                (837,568)
      Accumulated deficit..............................           (3,566,929)              (3,614,110)
                                                               -------------             ------------
        Total stockholders' equity (deficit)...........        $    (528,538)            $  3,875,951
                                                               =============             ============


                           MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements which reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

General

                  The discussion and analysis set forth below is for the following periods:

                  o the twelve months ended December 31, 1999, and December 31, 1998.

RESULTS OF OPERATIONS

Results Of Operations: Year Ended December 31, 1999, Compared With Year Ended December 31, 1998

                  We have been a development stage company since our inception. As a development stage company, we have had limited marketing activity with sales of $64,500 and $85,500 for the twelve-months ended December 31, 1999 and 1998, respectively. The sales in both periods were to "early adopters" of our technology to measure the effectiveness of advertising materials. These "early adopters" received our product at an aggressive price, in return for the competitive advantage of being the first to use the product. The gross profit
(loss) on these sales increased to a $64,700 loss in 1999 from a $40,300 loss in 1998. This was due to lower sales and the addition of certain fixed costs included in cost of sales, primarily due to an increase in the depreciation of testing equipment that was acquired since 1998.

                  The operating costs of $1,119,300 in 1999 were greater by $28,900 than the operating costs incurred for the twelve months ended December 31, 1998. The increase was attributable to research and development expense of $133,600 due to the introduction of the Capita ETS(TM) operating system during 1999, which operates in a networked environment, offering the ability to test multiple respondents during one simultaneous session. Research and development for the twelve months ended December 31, 1999 was $236,100, as compared to $102,500 for the comparable period of 1998. Operating costs also increased due to investor relations, financing fees, and depreciation expense, which were partially offset by several expenditures incurred in 1998, which did not reoccur in 1999. These expenses included: approximately $105,000 of 1998 expense which was attributable to legal, accounting and other costs relating to the reverse acquisition into Royal American and the filing of the Form 10-SB/A with the SEC.

Results Of Operations: Year Ended December 31, 1998, Compared With Year Ended December 31, 1997

                  As disclosed in our Form 10-SB/A filed in July 1998, Media Solutions International (MSII) (a predecessor of Capita) licensed the rights from Media Solutions Inc. (also a predecessor of Capita) to continue the development and selling of MediaLink. MediaLink is a software system used by marketers to manage direct response television advertising campaigns. The MediaLink product line was sold to Columbine/JDS Systems, Inc. ("Columbine") in July 1997, for a contract which would pay out potential future profits to us from the sale of products and services marketed with the MediaLink software that Columbine acquired. To date, no revenues have been paid to us by Columbine, which claims that MediaLink has not been profitable for it.

                  During the first half of 1997, MSII was actively engaged in marketing its product and providing technical support to its clients. As also disclosed in the Form 10-SB/A, during 1998, having previously sold the MediaLink line of business, and having obtained the rights to commercialize the NASA software, Media Solutions was engaged in developing and launching a new line of business directed towards advertising and media copy testing. In addition to validating its testing system for commercial use, this involved substantial ongoing technical development, creation of corporate infrastructure, and initiation of a sale solicitation program among prospective media and advertising company prospects.

                  For these reasons,  substantially  all of the material changes from period to period in the respective Consolidated Statements of Operations for the year ended December 31, 1998, reflect a basic change of business operations and not a change in comparable operating results. Accordingly, in the period ended December 31, 1997 Media Solutions and MSII generated revenue of $81,894 from sales of its MediaLink software product. Total expenses of $751,722 (exclusive of interest) were incurred largely in connection with system sales and support activities. In the year ended December 31, 1998 we had sales of $85,500 of our copy testing service. This accounts for the entire period-to-period change in revenue. The gross margin for the year ended December 31, 1998 was a negative ($40,236). Improvements in gross margin are expected with anticipated sales increases and further technical and operational improvements to the testing process. Our expenses of $1,216,200 (exclusive of interest) reflect the technical development of the product, development of an infrastructure, and the start-up of testing operations. General and administrative expenses include costs of approximately $104,490 which are attributable to legal, accounting, and other costs related to the reverse acquisition into Royal American and the filing of the Form 10-SB/A with the Securities and Exchange Commission.

LIQUIDITY AND CAPITAL RESOURCES AT DECEMBER 31, 1999

                  With losses expected to continue in the near future, our ability to sustain operations is dependent on our ability to raise added investment capital. We have taken the following steps during the twelve months ended December 31, 1999, to improve our liquidity and capital resources:

                  1. During the twelve months ended December 31, 1999 we received cash proceeds of $417,858 from the sale of common stock.

                  2. We converted $100,000 of notes payable and $31,384 of other payables into our common stock.

                  3.  The   Company   issued   $297,488   of  common   stock  in
                      consideration of services rendered, including rent and equipment purchases.

                  4. In March 1999, we entered into a one year agreement with Quaker Capital Markets Group, Inc. ("Quaker") in our attempt to raise a then currently estimated $7,500,000. In connection therewith, we paid Quaker $10,000 in cash, $15,000 in common stock and agreed to pay them a percentage of capital raised. We decided not to renew the agreement with Quaker in light of the unsolicited funds received in January. We are currently in talks with a number of investment banking firms for a possible equity funding or joint venture arrangement.

                  5. In August 1999, we entered into an agreement with an investor for $400,000 in short-term notes, which can be converted to common stock. This loan was obtained to meet our working capital needs as we seek out additional equity financing. On January 27, 2000, the same investor indicated that he intends to convert his convertible promissory note into 1,600,000 shares of common stock at a purchase price of $0.25 per share. On March 10, 2000, the investor also indicated his intent to exercise his 300,000 stock warrants for common stock for an aggregate purchase price of $75,000.

                  At  December  31,  1999,  our  financial   condition  remained
impaired with the working capital shortfall being met primarily from the proceeds of the issuance of common stock and a short-term working capital loan. The above transactions net of the operating loss had the effect of increasing the total stockholders' deficiency by $360,005 to a deficiency of $528,538 at December 31, 1999.

Year 2000 Compliance Disclosure

                  On January 1, 2000, we did not incur any impact on our products, equipment, computer systems and applications as a result of the Year 2000 issue. We attribute this to our Year 2000 readiness efforts. Although we did not experience any problems related to the Year 2000 issue, there can be no assurance that problems relating to the Year 2000 issue will not manifest themselves in the future.

                                    BUSINESS

                  Capita Research Group, Inc. is a Nevada corporation, which was created as the result of an exchange transaction between Royal American Mining Properties, Ltd. and NextGen Systems, Inc., a Pennsylvania corporation (Capita's Predecessor), on January 30, 1998. We have the exclusive license with the National Aeronautics and Space Administration for software, which measures a test respondent's EEG, or brain wave impulse, when subjected to sound or pictures. This software then converts the raw brain wave data into an index, which indicates the respondent's level of interest, or lack of interest, also called "engagement," with the stimuli. We believe that we have the only commercial operating system of this nature and are using it for testing services in the media, advertising and entertainment industries, as well as in pharmaceutical market research.

                  On January 27, 1998 Royal entered into an Exchange Agreement under the terms of which on January 30, 1998 Royal acquired all the issued and outstanding shares of NextGen in exchange for shares of Royal's common stock. Royal issued 8,622,000 shares (90%) of its common stock to an exchange agent for the shareholders of NextGen and in return received all the issued and outstanding shares of NextGen. Under the terms of the Exchange Agreement, Royal's management and majority shareholders then effected a two for one forward split of Royal's remaining common stock. Accordingly, Royal's shareholders were entitled to two shares of our common stock for every one share they owned. Our name was also changed to Capita Research Group, Inc.

                  As of May 1, 2000, 22,279,751 shares of our common stock were issued and outstanding.

                  To management's knowledge, we have not been subject to bankruptcy, receivership or any similar proceedings.

Forward-Looking Statements

                  This prospectus contains forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), representing our current expectations and beliefs concerning future events. When used in this prospectus, the words "believes," "estimates," "plans," "expects," "intends," "anticipates," and similar expressions as they relate to us or our management are intended to identify forward-looking statements. Our actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties discussed below and elsewhere in this prospectus, particularly under "Risk Factors." These risks and uncertainties are beyond the ability of us to control, in many cases, and we cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements.

Business

                  We are a technology company that designs and markets systems and services that are used in research to measure communication effectiveness. We do this by measuring the psycho-physiological engagement of an individual to various forms of communication. The basic technology is licensed under an exclusive agreement from NASA to measure electrical activity using an electroencephalogram (EEG) in the human brain and processing the results through the computer using an algorithm developed by NASA. Our mission is to become the leading commercial provider of customized, high performance technology systems and services, including analysis and technical support, for the real-time, objective measurement of engagement for use in multiple markets.

                  We are in the development stage. We are in the process of obtaining patents for our hardware and software technology. Using this technology in communications research, we are developing systems to evaluate individual engagement while watching television and plan to develop systems to test and measure individual engagement with print media advertising, package design, and Internet web sites. We will market this technology as a testing service with particular focus on the television advertising industry. We will provide our client's test results, which determine whether the test subjects are mentally engaged by the media being viewed.

                  This type of testing is referred to as "copy testing" or "advertising testing" research. In addition to general interviews about consumer preferences, at present there are two principal methods of conducting such tests. The first is the use of a meter, or dial, by which the test subject indicates his positive (or negative) reaction associated with the test material. The second method of testing is performed by companies specializing in focus group measurement, whereby a group of demographically selected test subjects views a program and is then asked a series of questions to determine interest or lack of interest. A substantial volume of advertising research activity is conducted with what is referred to as "syndicated research", whereby the creatives of various advertisers are pooled in common projects, creating multiple testing slots inside of a single project. Syndicated research is principally conducted through distributed testing in the home, over unused cable TV channels or by mailing video cassettes to panel respondents which erase themselves automatically after a single playing, followed by the administration of questionnaires delivered to the respondent, or by simultaneous or next day interview of the respondent by telephone. Some syndicated research is conducted in central facilities. By doing syndicated research, the cost of a research project is spread across a number of clients, making the research work more economical to each client company, and more profitable to the research company. These forms of testing constitute a well-established industry, although there is much debate within the media industry about the reliability of these tests due to the subjective nature of measuring viewer response and due to the tendency of some test subjects to follow strong and vocal leaders.

                  Our method of using brain wave measurement technology differs from standard industry methods in that it monitors brain activity objectively during respondents' testing and converts the measured activity into what we call the Engagement Index(TM). Testing allows an advertiser to evaluate consumer engagement to its commercials on a second-by-second basis.

                  Based on early marketing results, we believe that we can stimulate significant demand for our objective and passive form of test subject measurement. Although other means of psycho-physiological measurement have been used to test advertising material, management believes that no method comparable to our EEG measurement exists in the marketplace.

                  We have been developing line extensions of the technology into additional industries during the past year. There has been a version of the Capita ETS(TM) print media system developed for the conducting of pharmaceutical market research of doctor detail creatives. We are also completing a new system to manage custom and syndicated research of Internet web creatives, such as web pages, banners, and other web objects.

                  We introduced a version of the Capita ETS(TM) in the fall of 1999 which operates in a networked environment, offering the ability to test multiple respondents during one simultaneous session. This innovation has greatly improved the economics of the technology from our standpoint, in terms of utilization of staff time, facilities and working capital.

                  We intend to offer line extensions of the foundation operating system, so that the Capita ETS(TM) can function on a variety of computer operating system platforms. We are also developing an inventory of data modeling systems and project management methodologies to more closely tailor the technology to the specific needs of clients.

                  Over  time,  we intend  to offer  additional  analyses  to the
Engagement Index(TM), to give a more complete view of the findings of a project. With the introduction of the Capita ETS(TM) networked operating system in the fall of 1999, which offers the ability to test multiple respondents simultaneously, the utility and marketability of the technology has improved significantly.

Marketing

                  We are primarily marketing our testing services to

                  o   the established research industry, as a complement to that
                      industry's   existing  research  methods;

                  o advertising agencies, as a tool to help refine creative content and strategy;

                  o   advertising   clients,   principally   consumer   products
                      companies and pharmaceutical companies;

                  o   media  companies,   such  as  television  networks,  cable
                      networks,   Internet  media  companies,  and  print  media
                      companies; and

                  o commercial, industrial and professional clients who wish to measure engagement in certain business settings or situations.

                  We reach prospects through initial phone or mail contact, referrals, networking, industry publications, public relations, and the hiring of outside media and marketing consultants, nearly all of which are followed by presentations directly in client offices, or by visits to the company's headquarters by clients or prospects. In addition, our personnel regularly attend industry trade shows to develop a network of prospects and generate broader exposure. We also receive some inquiries from our newly deployed web site, as well as a flow of RFP's (requests for proposals) from prospective clients on a regular basis.

                  During the past two years, we have established a base of customers in the following categories: beverage companies, principally beer; pharmaceutical companies; television networks; advertising agencies; small to mid-sized research companies; media research organizations which operate as subsidiaries of agencies; Internet advertising agencies and web development companies; print media companies; and direct response television agencies and advertisers. There has been relatively little repeat business to date, which we believe is due to lack of marketing, research and technology infrastructure, as well as because of the highly advanced nature of our technology as it is being introduced into a traditionally slow-to-change industry. Most of our projects to date have been conducted with clients who are characterized as innovators in their respective companies and industries. It is expected that this will continue for the foreseeable future.

                  We have had incidental revenues during the year and a half that the product has been offered in the market. Many projects conducted for clients in the early stages were performed without compensation, with us paying for all costs, in order to get the technology into distribution. During the past year, more projects have been revenue producing than not. We have gradually been upgrading the scope of our product and service offerings, as technical innovations and client feedback have become available. We expect to increase the ratio of revenue producing projects to total projects conducted over time, although there is no assurance that this can be achieved. Due to our unique position in the research industry, we expect to continue conducting non-revenue producing projects on an ongoing basis, either for R&D purposes, for marketing promotion to launch the technology into additional fields, or to make available pro bono engagement research for publication by leading marketing, Internet or research trade organizations in new fields of use. It is the position of management that these ongoing non-paid projects help promote the market penetration of the technology over time.

                  The limited progress in producing meaningful revenues to date is generally due to the lack of adequate capital to fund expansion of operations, marketing and staffing in a highly complex line of business.

                  We have conducted virtually no advertising to date, other than limited direct mail, e-mail campaigns and our web site, due to the lack of available funding. We have recently hired a local agency specializing in multimedia creative development and distribution to upgrade our presentation materials, and for placement of trade advertising. We have also recently hired a public relations firm to increase exposure in trade publications as well as in mass media outlets. We have an ongoing relationship with a leading web development company to create and maintain our web site, and to develop new web sites for targeted marketing. While only limited funds are available for this purpose at present, we are optimistic that these new initiatives will increase the awareness of our technology in the research marketplace, although there is no assurance that this will occur.

Competition

                  We face well-established and well-funded competition. Our principal competition consists of entities within the opinion research industry which provide a third party testing service either to advertising agencies or directly to the advertising client. Often, agencies own their own dedicated research company. According to Advertising Age, in 1998, combined revenue from research companies exceeded $4.5 billion in the US and $8.0 billion worldwide. The top five companies in this group are:

                                                        1998 Revenue (Millions)
                                                        -----------------------
                 Company                                  US        Worldwide
                 -------                                  --        ---------
                 IMS Health                             $412.3       $1,084.0
                 Nielsen Media Research                  401.9          401.9
                 Information Resources Inc.              397.0          511.3
                 AC Nielsen Corp.                        390.4        1,425.4
                 VNU Marketing Information Services      343.0          428.0


                  We intend to compete against these established research entities on the basis of technology differentiation, test reliability and pricing. As mentioned above, management believes that our technology and testing methodology are incomparable as to the nature and composition of our test results. Management further believes that measurements of engagement, developed with scientific objectivity, will provide a competitive advantage in an industry seeking more in-depth analysis beyond subjective results.

                  In addition to established competition, we also face uncertainty regarding acceptance of, and demand for, our method of advertising and market research testing. Our method represents a new development in an established industry. Advertising researchers may be slow to accept our method of testing, or may reject it.

Research and Development

                  We are in the development stage. Research and development of our products and services can be divided into several categories:

                  o development of the Capita ETS(TM)operating system;

                  o data  modeling and data  interpretation  of data produced by the technology;

                  o research project methodology development; and

                  o development  of software and databases to support the Capita
                    ETS(TM).

                  The Capita ETS(TM) operating system is a series of hardware and software components, methods and procedures which produce the Engagement Index(SM) and other measures synchronized with marketing and communications media being tested. This operating system requires ongoing research and development for ways to enhance, debug, miniaturize, and increase ease of use. We retain a roster of engineers, scientists, and consulting firms to make such improvements and modifications, and regularly implement updates to our technology.

                  Recently, we embarked on a major effort to substantially improve the data modeling of information produced by our technology. There is no assurance that these expenditures will result in increased market penetration or acceptance of the technology.

NASA License

                  We were granted two successive modifications to the original license agreement granted to us on August 4, 1997. The first modification in 1998 expanded the field of use to include all forms of advertising, media and entertainment. The second modification, granted in the fall of 1999, expanded the field of use to include "all fields." In addition, the second modification increased the expiration date of the license from five years from the date of the license, extending it to the greater of the life of the patent (20 years from the date of the patent application, which was in 1996), or in the event that the patent does not issue, the life of the software copyright, which in the case of the NASA technology, is 75 years from the filing date of 1996.

                  We are obligated to pay an annual licensing fee of $15,000 to NASA upon each annual renewal of the CREW license in July of each year. We are also required to pay 50% of any consideration received from any sublicensees in consideration for any sublicense granted for the licensed product. We have filed all annual reports and paid all licensing fees to date on a timely basis, and are in compliance with all contractual provisions under the license.

Production and Manufacturing

                  We require specialized hardware for our operations. Our employees and contractors manufacture such hardware. Systems and technology are built and assembled by our personnel as needed.

Intellectual Property

                  We are in the process of applying for a number of patents pertaining to our technology. We have a number of trademarks and servicemarks on trade names used in our operations and marketing. All such trademarks and servicemarks are under US Trademark filings applied for. All computer software code used by us is under software source code copyrights filed with the US Trademark and Copyright office. Although we believe that such patents, trademarks, servicemarks and copyrights will be adequate to protect our business, there can be no assurance that they will do so.

                  We have a number of patents on technology under development, and additional intellectual property exceeding patents filed to date. We maintain a policy of applying for patents, trademarks, and intellectual property copyrights prior to offering any product or service for sale, in order to retain worldwide ownership rights. This is necessary because virtually all of our asset value is in our intellectual property rights and technical know-how. There is no assurance that these policies will adequately protect our intellectual property. See also "NASA License," above.

Personnel

                  We  employ  12  full  time   employees   in  our  Blue   Bell,
Pennsylvania  headquarters.   We  also  do  business  with  several  independent
contractors who perform services on an "as needed" basis.

Insurance

                  We maintain errors and omissions insurance, as well as general liability insurance, to cover our risk involving general business operations. We also maintain directors and officers liability insurance to cover risk of shareholder and other litigation. We have been advised by counsel that coverage of and claims arising from any current or future litigation involving Michael Kline (see "Legal Proceedings" below) are excluded under our D&O policy, inasmuch as this dispute has been classified as a pre-existing condition at the time of the policy application. At present we do not have any key man insurance contemplated, applied for or in force for any of our officers or other personnel.

Investment Banking Relationships

                  In March 1999, we entered into an agreement with Quaker Capital Markets Group, Inc. to solicit equity funding on our behalf on a best efforts basis. Since that time, Quaker has been successful in obtaining bridge loan financing during the fall of 1999 in an amount totaling $400,000 from a private investor, as disclosed below. The agreement with Quaker had a term of one year expiring on March 12, 2000. We decided not to renew the agreement with Quaker in light of the unsolicited funds received in January. On April 18, 2000, we entered into a one-year agreement with Charterbridge Financial Group, Inc. to solicit equity funding and joint venture arrangements. There can be no assurance that we will be successful in obtaining any such equity funding or joint venture arrangements.

Recent Investment Developments

                  We were approached on an unsolicited basis by AIG SoundShore Funds in late December 1999 regarding an interim equity financing. This initiative resulted in the closing of a private placement of units for an initial cash investment of $500,000 on January 6, 2000. The units consisted of

1,000,000 shares of common stock at $.50 per share, 1,000,000 class "A" warrants to purchase shares of common stock at $.50 per share for five years, and 1,000,000 class "B" warrants to purchase shares of common stock at $1.00 per share for five years. In addition, we closed a second private placement of 260,000 units for an initial cash investment of $130,000 by certain additional investors on January 21, 2000. The second private placement also consisted of 260,000 class "A" warrants to purchase shares of common stock at $.50 per share for five years, and 260,000 class "B" warrants to purchase shares of common stock at $1.00 per share for five years. We were required under these private placements to file a registration statement to register the common stock and the common stock underlying the warrants. We also completed two additional private placements of 150,000 units for initial cash investments of $75,000 by certain additional investors in March 2000. The units consisted of 150,000 shares of common stock at $.50 per share, 150,000 class "A" warrants to purchase shares of common stock at $.50 per share for five years, and 150,000 class "B" warrants to purchase shares of common stock at $1.00 per share for five years. The investors in the March 2000 private placements received "piggyback" registration rights with respect to the common stock and the common stock underlying the warrants.

                  In April 2000, we completed three private placements of 473,227 units for initial cash investments totaling $425,900 by certain additional investors. The units consisted of 473,227 shares of common stock at $.90 per share and 473,227 warrants to purchase shares of common stock at $1.35 per share for five years. The investors in the April 2000 private placements received "piggyback" registration rights with respect to the common stock and the common stock underlying the warrants.

                  All securities sold during January, March and April 2000 private placements were issued in transactions not involving any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Rule 506 under the Securities Act. We obtained representations from all investors to the effect that they are "accredited investors" as defined in Rule 501(a) under the Securities Act.

                  Because of piggyback rights granted to a private investor under the bridge loan secured by Quaker, an additional 1,600,000 shares of common stock were included under this registration statement. The private investor, James R. Salim, has advised us that he intends to convert his bridge loan into common stock and exercise his registration rights. The same investor also indicated that he intends to exercise his 300,000 stock warrants for common stock.

Description of Property

                  Listed below are our principal offices. These properties are leased under a non-cancellable operating lease providing for minimum future annual rental payments of $92,712 and $96,745 for 2000 and 2001, respectively.

Location                          Square Feet             Lease Expiration
--------                          -----------             ----------------
591 Skippack Pike, Suite 300         4,939                  December 2001
593 Skippack Pike, Suite 100
Blue Bell, Pennsylvania

                  We believe our facilities are well maintained and are of adequate size for our present needs and planned expansion in the near future.

Legal Proceedings

                  Michael Kline, one of our former officers and directors, has brought an action against us, our subsidiary, Capita Systems, Inc., and David Hunter, alleging that he was not paid wages which he was due and that he was not reimbursed for expenses which he incurred in connection with his service to the Company. Mr. Kline is seeking approximately $90,000 plus interest, fees and costs. We believe that we have meritorious defenses to this action, and we intend to vigorously defend against these claims. We have also asserted a counterclaim against Mr. Kline seeking in excess of $100,000.

                                   MANAGEMENT

Directors and Officers

                  The following sets forth certain information regarding our executive officers and directors:

Name                       Age           Position(s) Held with Company
----                       ---           -----------------------------
David B. Hunter             45           President, Chief Executive
                                         Officer and Director

Tomas J. Stenstrom          27           Executive Vice President,
                                         Chief Technology Officer and Director

Anthony J. Baratta          36           Vice President and Treasurer

Steven A. Plisinski         27           Chief Financial Officer

Millard E. Tydings II       41           Secretary and Director

Ralph Anglin                74           Director


                  The following is a brief summary of the business experience of each of our directors and officers:

David B. Hunter, age 45, has been President and Chief Executive Officer since January 1998 and a Director since June 1995. Mr. Hunter has been responsible for designing, deploying, financing and marketing the Capita Engagement Testing System(TM)since its inception, and originated, negotiated and closed the licensing agreement with NASA in 1997. From 1989 to 1995 Mr. Hunter was an independent money manager. From 1980 to 1989 he was a Vice President successively with regional investment firms Tucker Anthony & RL Day, Inc., Piper Jaffray & Hopwood, Inc. and W.H. Newbolds Son & Co., Inc. Prior to that, Mr. Hunter was a consulting actuary and actuarial software specialist with a major pension actuarial firm for two years. Mr. Hunter earned a B.S. degree in Accounting from Temple University in 1980.

Tomas J. Stenstrom, age 27, Executive Vice President, Chief Technology Officer, and Director, has been associated with us since August 1997. From 1992 to 1998 he owned and operated a computer consulting firm providing hardware support, applications training, and software programming and development. From 1997 to 1998 he was employed by Prescient Systems as an Oracle Database Administrator and a Graphic User Interface (GUI) developer. From 1994 to 1997 he worked for IntelliPro Inc. as an Applications Engineer developing educational multimedia software for both the desktop PC and the Internet. He received a B.S. in Mechanical - Aerospace Engineering from Rutgers University in 1994.

Anthony J. Baratta, age 36, has been Treasurer since November 1998 and with us since November 1997, and was promoted to Vice President in January 2000. From 1990 to 1997 he was employed by Pennsylvania Hospital as a cash manager. From
1985 to 1990 he was associated with Merrill Lynch and Co., Inc. and Delaware Group of Investments in operations. Mr. Baratta received a B.S. in business administration with a concentration in finance and accounting from Temple University in 1988.

Steven A. Plisinski, age 27, Chief Financial Officer, began his career with us in September 1999, and was previously associated with Genesis Health Ventures, Inc., a NYSE-listed company. At Genesis, he was most recently Supervising Senior Accountant, in charge of a staff of division level accountants, responsible for overseeing the accounting functions of 24 divisions and the coordination of internal and external audits. He spent four years with Genesis, and was promoted several times during his tenure. Mr. Plisinski, who passed his CPA exam in Pennsylvania, graduated cum laude with a BS in accounting from West Chester University. He was named Chief Financial Officer in January 2000.

Millard E. Tydings II, age 41, has been a Director since September 1996. Currently an independent financial consultant and mergers and acquisitions specialist, Mr. Tydings was formerly a marketing representative with the United States Chamber of Commerce from 1992 to 1994. He received a B.A. from Johns Hopkins University in 1992.

Ralph Anglin, age 74, Director, has been a Director since November 1998. Currently Mr. Anglin is an active consultant with PRA Development and Management Corporation. From 1980 to 1985 he was the President of Robb Cape Inc. Mr. Anglin is a graduate of the Massachusetts Institute of Technology with a B.S. in civil engineering in 1953.

                  All directors hold office until the next annual stockholders' meeting or until death, resignation, retirement, removal, disqualification or until their successors have been elected and qualified. Vacancies in the existing board may be filled by majority vote of the remaining directors.
Officers serve at the will of the board of directors. There are no written employment contracts outstanding.

Executive Compensation

                  The following sets forth the salary and bonus compensation paid during the fiscal years ended December 31, 1999, 1998 and 1997 to the President and Chief Executive Officer. No officer or employee received calendar 1999 salary and bonus compensation which exceeded $100,000. Officers currently do not receive any bonuses. Directors do not receive any type of compensation for attending the board meetings.

                           Summary Compensation Table

       Name and        Fiscal                                               Long Term
  Principal Position    Year       Annual Compensation                     Compensation
  ------------------    ----       -------------------                     ------------

                                                      Other Annual        Restricted       Securities            All Other
                              Salary($) Bonus($)    Compensation ($)    Stock Award(s)     Underlying        Compensation ($)
                                                                             ($)           Options (#)
David B. Hunter....... 1999   $61,731      --              --                 --               --                   --
President and
Chief Executive
Officer
                       1998   $55,385      --              --                 --               --                   --
                       1997   $24,000      --              --                 --               --                   --


                  There are no employment agreements with officers or directors at the present time.

                  No options to purchase common stock were granted to Mr. Hunter during the fiscal year ended December 31, 1999 or held by Mr. Hunter as of December 31, 1999.

                  The following table sets forth certain information regarding options to purchase common stock granted to named executive officers and directors in February 2000. All options were granted at or above fair market value as of the date of grant.

                                                Number of Securities
                  Name                       Underlying Options Granted
                  ----                       --------------------------

                  David B. Hunter                     500,000
                  Ralph Anglin                        350,000
                  Tomas Stenstrom                     250,000
                  Millard Tydings                      20,000

1999 Stock Option Plan

                  Effective July 27, 1999, our board of directors and the shareholders adopted the Capita Research Group, Inc. 1999 Stock Option Plan to retain and attract key personnel. The following discussion of the material features of the stock option plan is qualified by reference to the text of the stock option plan filed as an exhibit to the registration statement of which this prospectus forms a part.

                  Share Reserve and Eligibility. Under the stock option plan, options to purchase up to an aggregate of 2,500,000 shares of common stock may be granted to our key employees as well as those of our affiliates or other designees, and to our officers and directors. As of the date of this prospectus, we have granted options to purchase 1,529,100 shares under the stock option plan, of which options to purchase 50,000 shares have been exercised. The maximum number of shares covered by options which may be granted to any person under the stock option plan during any fiscal year is 1,000,000.

                  Administration. The compensation committee of the board of directors or a subcommittee of the compensation committee appointed by the compensation committee (the committee or subcommittee administering the plan is hereinafter referred to as the "committee") administers the stock option plan and determines the persons who are to receive options and the number of shares to be subject to each option. In selecting individuals for options and determining the terms thereof, the committee may consider any factors it deems relevant including present and potential contributions to the success of our business. Options granted under the stock option plan must be exercised within a period fixed by the committee, which may not exceed ten years from the date of the option or, in the case of incentive stock options granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of our stock, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the committee.

                  Plan Features. Options generally may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. However, the committee may, in its discretion, provide that during the lifetime of an optionee, the optionee may transfer his options to or for the benefit of a member of his immediate family or to a charitable organization exempt from income tax under Section 501(c)(3) of Internal Revenue Code of 1986, as amended. The exercise price may not be less than the market value of the common stock on the date of grant of the option. In the case of incentive stock options granted to any holders on the date of grant of more than ten percent of the total combined voting power of all classes of our stock or of any of our affiliates, the exercise price may not be less than 110% of the market value per share of the common stock on the date of grant. Unless designated as "incentive stock options" intended to qualify under
Section 422 of the Internal Revenue Code, options which are granted under the stock option plan are intended to be "nonstatutory stock options." The exercise price may be paid in cash, shares of common stock owned by the optionee, or in a combination of cash and shares.

                  Change in Common Stock. The Stock Option Plan provides that, in the event of changes in our corporate structure or certain events affecting our common stock, the committee may, in its discretion, make adjustments with respect to the numbers or kind of shares which may be issued under the Stock Option Plan or which are covered by outstanding options, or in the option price per share, or both.

                  Change in Control. The committee may in its discretion provide that, in connection with any merger or consolidation or any sale or transfer by us of all or a majority of our assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of our then-outstanding voting securities, outstanding options under the stock option plan will become exercisable in full or in part, notwithstanding any other provision of the stock option plan or of any outstanding options granted thereunder, on and after (i) 15 days prior to the effective date of such merger, consolidation, sale, transfer or acquisition or
(ii) the date of commencement of such tender offer or exchange offer, as the case may be.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  In October of 1996, Media Solutions, a predecessor of the Company, entered into a $100,000 bridge loan agreement with Margaret W. Long, one of its shareholders. Under the terms of the agreement, the company utilized borrowed funds to satisfy near term working capital obligations. Management believed that repayment would come both from anticipated system sales and from proceeds of an offering of equity securities to outside investors. This loan was converted by mutual agreement into common stock, including all accrued interest, in July 1999, at the rate of $.25 per share, retiring the loan to Ms. Long in its entirety.

                  During 1999, we issued 191,340 shares of common stock at $.25 per share to William Hummel, a former Director, as rent and in return for office equipment.

                  In January 1999, we issued 84,000 shares of common stock at $.25 per share to Ralph Anglin, a Director, in return for various office furniture and fixtures at a fair market value of $21,000. In December 1999, Mr. Anglin loaned us $24,167 to cover temporary working capital needs. This loan was repaid in January 2000.

                  In June 1999, we issued 3,350,273 shares of common stock to officers and directors in exchange for non-recourse notes receivable totaling $837,568, at the rate of $.25 per share.

                  In August 1999, we issued a bridge loan note totaling $400,000 to James R. Salim, convertible into 1,600,000 shares of our common stock at the rate of $.25 per share, and 300,000 warrants exercisable for the purchase of 300,000 shares of common stock at an exercise price of $.25 per share. Mr. Salim has advised us of his intention to convert his note into 1,600,000 shares of common stock, and to exercise his warrants to purchase 300,000 shares of common stock for an aggregate purchase price of $75,000.

                            DESCRIPTION OF SECURITIES

General

                  Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, of which 26,399,751 shares will be issued and outstanding (assuming the full exercise of the warrants held by the SoundShore Investors and the Additional Investors and the conversion of the convertible promissory note held by James R. Salim) as of the closing of this offering.

Common Stock

                  The holders of shares of common stock are entitled to one vote per share in the election of our directors and on all other matters to be voted on by stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Warrants

                  Warrants exercisable for 300,000 shares of common stock at an exercise price of $.25 per share were issued in August 1999 in connection with a $400,000 convertible bridge note financing. The holder of the warrants has advised us that he intends to exercise his warrants to purchase 300,000 shares of common stock for an aggregate purchase price of $75,000.

                  Warrants for the purchase of 2,520,000 shares of our common stock were issued to certain of the selling security holders in connection with two private placements covering an aggregate of 1,260,000 units (hereinafter referred to as the "A Units"), each A Unit consisting of one share of common stock and two warrants. Warrants for the purchase of 300,000 shares of our common stock were issued in connection with the sale of 150,000 A Units to two additional investors. Each warrant issued in connection with the A Units is exercisable for the purchase of one share of common stock for a period of five years ending January 1, 2005. In each A Unit, one warrant is exercisable for $.50 per share and one warrant is exercisable for $1.00 per share.

                  Warrants for the purchase of 433,227 shares of common stock were issued to certain investors in connection with three private placements covering an aggregate of 433,227 units (hereinafter referred to as the "B Units"), each B Unit consisting of one share of common stock and one warrant. Each warrant issued in connection with the B Unit is exercisable for the purchase of one share of common stock for a period of five years ending in April 2005. In each B Unit, the warrant is exercisable for $1.35 per share.

Stock Transfer Agent and Registrar

                  The stock transfer agent and registrar for the common stock is Nevada Agency and Trust Company, Reno, Nevada.

Stockholder Reports

                  We furnish our stockholders with annual reports containing audited financial statements and may furnish our stockholders quarterly or semi-annual reports containing unaudited financial information.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth the number and percentage of shares of our common stock owned of record and beneficially by each person or entity owning more than 5% of such shares, each director, our Chief Executive Officer and all our executive officers and directors, as a group at April 28, 2000. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to dispose of or to direct the disposition of, or to vote or to direct the voting of, such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

--------------------------------------------------------------------------------
                                             Number of
Name and Address                               Shares            Percent of
Of Beneficial Owner                            Owned               Class
--------------------------------------------------------------------------------
David B. Hunter (1)                          2,994,727              13.44%
591 Skippack Pike, Suite 300
Blue Bell, PA  19422
--------------------------------------------------------------------------------
Ralph Anglin  (2) (3)                        2,785,686              12.50%
111 S. Independence Mall E., Suite 100
Philadelphia, PA  19106
--------------------------------------------------------------------------------
James R. Salim (4)                           1,900,000               7.86%
3510 Turtle Creek Boulevard, #2D
Dallas, TX  75219
--------------------------------------------------------------------------------
Michael Kline (5)                            1,295,432               5.81%
P.O. Box 314
Sharon, CT 06069
--------------------------------------------------------------------------------
Tomas J. Stenstrom (1)                         800,000               3.59%
275 Camp Hill Road
Fort Washington, PA 19034
--------------------------------------------------------------------------------
Millard E. Tydings, II (1)                     100,000               0.45%
2705 Pocock Road
Monkton, MD  21111
--------------------------------------------------------------------------------
SoundShore Holdings Ltd. (6)                 2,000,250               8.47%
c/o AIG International Management
Company, Inc.
1281 East Main Street
Stamford, Connecticut 06902
--------------------------------------------------------------------------------
All Executive Officers and                   7,000,413              31.42%
Directors as a Group
--------------------------------------------------------------------------------

(1)      Officer and Director.

(2)      Director only.

(3) Included in Mr. Anglin's shareholdings are 76,010 shares owned by his profit-sharing plan and 902,000 shares owned by his personal IRA.

(4) Included in Mr. Salim's shareholdings are 1,600,000 shares issuable upon the conversion of his convertible promissory note and 300,000 shares issuable upon the exercise of his warrants.

(5)      The number of shares owned is as of January 24, 2000.

(6) Included in SoundShore Holdings Ltd.'s shareholdings are 1,333,500 shares issuable upon the exercise of its warrants.

                                  LEGAL MATTERS

                  The validity of the shares of common stock offered hereby will be passed upon for us by Torys, 237 Park Avenue, New York, New York 10017. Torys owns 250,000 shares of our common stock.

                                     EXPERTS

                  Our financial statements for each of the years in the three-year period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of Rudolph, Palitz LLC, our independent accountants for such periods, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

                  We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock being offered by this prospectus, you should read the registration statement and its exhibits and schedules, which you may read without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 or Seven World Trade Center, New York, New York 10048. You can also obtain copies of these materials at prescribed rates from the Public Reference Section of the Commission in Washington, D.C. 20549. Any statements contained in the prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We also file annual, quarterly and other reports and other information with the Commission. These materials may be obtained at any of the places mentioned above or at the Commission's Web site. The address of such site is http://www.sec.gov.



                              FINANCIAL STATEMENTS

         The Company's financial statements for the years ended December 31, 1999, 1998 and 1997 are attached to this report commencing with page F-1.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                TABLE OF CONTENTS

                                                                PAGE(s)
                                                                -------

INDEPENDENT AUDITORS' REPORT                                       F-1
CONSOLIDATED BALANCE SHEETS                                        F-2
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS                 F-3
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
 STOCKHOLDER'S DEFICIENCY
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS                 F-5
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                                                                F-6 - F-21

                          INDEPENDENT AUDITORS' REPORT

Directors and Shareholders
Capita Research Group, Inc.
(A Development Stage Company)
Blue Bell, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Capita Research Group, Inc. and Subsidiary (Formerly NextGen Systems, Inc. and Subsidiary and Affiliate) (a development stage company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the two years then ended, and the combined statements of operations, changes in stockholders' deficiency and cash flows for NextGen Systems, Inc. and Subsidiary and Media Solutions International, Inc. (an affiliate) (development stage companies) for the year ended December 31, 1997. These consolidated and combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Capita Research Group, Inc. and Subsidiary (a development stage company), as of December 31, 1999 and 1998 and the results of their operations, and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company is a development stage company with no significant operating results to date and has suffered recurring losses which raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  By:/s/Rudolph, Palitz LLC
                                                  -------------------------
                                                  RUDOLPH, PALITZ LLC




February 25, 2000
Blue Bell, Pennsylvania

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                                   1999           1998
                                                              -----------    -----------
 CURRENT ASSETS
   Cash                                                       $     4,840    $    19,301
   Prepaid expenses                                                20,424          9,508
   Accounts and other receivables                                  28,094          1,000
                                                              -----------    -----------
           Total current assets                                    53,358         29,809
                                                              -----------    -----------
PROPERTY AND EQUIPMENT, NET                                       209,687         92,511
                                                              -----------    -----------
OTHER ASSETS
   Due from stockholder                                            40,235         15,534
   Deposits                                                         1,493          3,560
                                                              -----------    -----------
           Total other assets                                      41,728         19,094
                                                              -----------    -----------
                                                              $   304,773    $   141,414
                                                              ===========    ===========
                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY



CURRENT LIABILITIES
   Accounts payable and accrued expenses                      $   369,918    $   186,052
   Current portion of obligations under capital leases             20,007         14,281
   Due to stockholders                                            420,000        100,000
                                                              -----------    -----------
           Total current liabilities                              809,925        300,333
                                                              -----------    -----------
LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES,
   NET OF CURRENT PORTION                                          23,386          9,614
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIENCY
   Common stock, Capita Research Group, Inc.
       $.001 par value, 100,000,000 shares authorized;
       20,295,946, and 13,562,900 issued and outstanding
       at December 31, 1999 and 1998, respectively                 20,296         13,563
   Additional paid-in capital                                   3,855,663      2,181,114
   Deficit accumulated during development stage                (3,566,929)    (2,363,210)
                                                              -----------    -----------
                                                                  309,030       (168,533)
   Stock subscription receivable                                 (837,568)          --
                                                              -----------    -----------
           Total stockholders' deficiency                        (528,538)      (168,533)
                                                              -----------    -----------
                                                              $   304,773    $   141,414
                                                              ===========    ===========

          See Notes to Consolidated and Combined Financial Statements.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (A Development Stage Company)

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                   YEARS ENDED DECEMBER 31,1999,1998 AND 1997

                                                         1999           1998              1997
                                                    (Consolidated)   (Consolidated)     (Combined)
                                                    ------------    ------------    ------------
REVENUES                                            $     64,500    $     85,500    $     81,894
COST OF REVENUES                                         129,154         125,826          96,100
                                                    ------------    ------------    ------------
GROSS LOSS                                               (64,654)        (40,326)        (14,206)
OPERATING EXPENSES
     Selling                                              88,616          47,425          31,947
     Technical                                           135,345         195,189          81,725
     Production                                           55,357            --              --
     Administrative and general                          204,982         405,129         154,365
     Other                                               634,969         442,631         387,585
                                                    ------------    ------------    ------------
         Total operating expenses                      1,119,269       1,090,374         655,622
                                                    ------------    ------------    ------------
LOSS FROM OPERATIONS                                  (1,183,923)     (1,130,700)       (669,828)
                                                    ------------    ------------    ------------
OTHER INCOME (EXPENSE)
     Interest income                                      29,263            --              --
     Interest expense                                    (49,059)        (29,982)        (19,452)
                                                    ------------    ------------    ------------
         Total other income (expense)                    (19,796)        (29,982)        (19,452)
                                                    ------------    ------------    ------------
LOSS BEFORE INCOME TAXES                              (1,203,719)     (1,160,682)       (689,280)
INCOME TAXES                                                --              --              --
                                                    ------------    ------------    ------------
NET LOSS                                            $ (1,203,719)   $ (1,160,682)   $   (689,280)
                                                    ============    ============    ============
NET LOSS PER SHARE, BASIC AND DILUTED               $      (0.07)   $      (0.10)   $      (0.40)
                                                    ============    ============    ============
WEIGHTED AVERAGE SHARES OUTSTANDING                   17,307,956      11,380,306       1,736,458
                                                    ============    ============    ============


          See Notes to Consolidated and Combined Financial Statements.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (A Development Stage Company)

   CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

                   YEARS ENDED DECEMBER 31,1999,1998 AND 1997


                                                                                  MEDIA SOLUTIONS            CAPITA RESEARCH
                                                NEXTGENSYSTEMS,INC.             INTERNATIONAL,INC.               GROUP,INC.
                                             NUMBER OF       DOLLAR          NUMBER OF        DOLLAR       NUMBER OF     DOLLAR
            .                                 SHARES         AMOUNT           SHARES          AMOUNT         SHARES      AMOUNT
                                            ----------     ----------       ----------     ----------    ----------     ----------
Balance,
  January 1,1997                                   500    $       500      1,926,750    $    19,268           --     $      --
Issuance of stock                              337,350        337,350           --             --             --            --
Issuance of stock                                 --             --           38,850            388           --            --
Stock redemption
  and retirement                                  --             --         (705,500)        (7,055)          --            --
Stock redemption
  and retirement                                  (415)          (415)          --             --             --            --
                                            ----------     ----------       ----------     ----------    ----------     ----------
Net loss
Balance,
  December 3l, 1997                            337,435        337,435      1,260,100         12,601           --            --
Exchange and reorganization:
  issuance of common stock
     in exchange for
     debt obligations (Note 1)                 218,485        218,485         10,000            100           --            --
  Issuance of common stock
     in exchange for
     shares of M Sll in
     connection wth the
     merger of January
     12, 1998 (Note 1)                       1,099,250      1,099,250       (219,850)        (2,199)          --            --
  Redemption of shares
     in NextGen and
     MSII for no consideration
    (Note l)                                       (85)           (85)    (1,050,250)       (10,502)          --            --
  Issuance of stock                             72,000         72,000           --             --             --            --
  Issuance of shares in Royal
     in exchange for
     shares of NextGen in
     connection with the
     merger of January
     29,1998 (Note 1)                       (1,727,085)    (1,727,085)          --             --        9,580,000         9,580

  Issuance of stock                               --             --             --             --        3,982,900         3,983
                                            ----------     ----------       ----------     ----------    ----------     ----------

Net loss
Balance,
  December 3l , 1998                              --             --             --             --       13,562,900        13,563
  Issuance of common
     stock in exchange for
     debt obligations (Note 1)                    --             --             --             --          525,537           525
  Issuance of stock                               --             --             --             --        6,207,509         6,208
  Issuance of warrants (Note 10)                  --             --             --             --             --            --
  Common stock subscribed                         --             --             --             --             --            --
Net loss                                          --             --             --             --             --            --
                                            ----------     ----------       ----------     ----------    ----------     ----------
Balance,
  December 31,1999                                --      $      --             --      $      --       20,295,946   $    20,296
                                            ==========     ==========       ==========     ==========   ===========      =========



                                      F-3A



                                                                                       DEFICIT
                                                                                    ACCUMULATED
                                                      ADDITIONAL      STOCK           DURING
                                                       PAID-IN     SUBSCRIPTION     DEVELOPMENT
                                                       CAPITAL      RECEIVABLE      STAGE PERIOD       TOTAL
                                                       -------      ----------      ------------       -----
Balance,
  January 1,1997                                     $   331,161   $      --      $  (513,248)   $  (162,319)
Issuance of stock                                           --            --             --          337,350
Issuance of stock                                        193,902          --             --          194,290
Stock redemption
  and retirement                                           7,055          --             --             --
Stock redemption
  and retirement                                             415          --             --             --
Net loss                                                    --            --         (689,280)      (689,280)
Balance,
  December 3l, 1997                                      532,533          --       (1,202,528)      (319,959)
Exchange and reorganization:
  issuance of common stock
     in exchange for
     debt obligations (Note 1)                            24,900          --             --          243,485
 Issuance of common stock
     in exchange for
     shares of M Sll in
     connection wth the
     merger of January
     12, 1998 (Note 1                                      2,199          --             --        1,099,250
 Redemption of shares
     in NextGen and
     MSII for no consideration
     (Note l)                                             10,587          --             --             --
 Issuance of stock                                          --            --             --           72,000
 Issuance of shares in Royal
    in exchange for
    shares of NextGen in
    connection with the
    merger of January
    29,1998 (Note 1)                                     618,155          --             --       (1,099,350)
  Issuance of stock                                      992,740          --             --          996,723
Net loss                                                    --            --       (1,160,682)    (1,160,682)
--------                                                    --            --       -----------    -----------
Balance,
  December 3l , 1998                                   2,181,114          --       (2,363,210)      (168,533)
  Issuance of common
     stock in exchange for
     debt obligations (Note 1)                           130,859          --             --          131,384
  Issuance of stock                                    1,517,690          --             --        1,523,898
  Issuance of warrants (Note 10)                          26,000          --             --           26,000
  Common stock subscribed                                   --        (837,568)          --         (837,568)
Net loss                                                    --            --       (1,203,719)    (1,203,719)
--------                                                    --            --       -----------     ----------
Balance,
  December 31,1999                                   $ 3,855,663   $  (837,568)   $(3,566,929)   $  (528,538)
           =======                                   ===========   ===========    ===========    ===========


                     CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                            (A Development Stage Company)

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                   YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                     1999           1998          1997
                                                                              (Consolidated)   (Consolidated)   (Combined)
                                                                               ------------     ------------    -----------
OPERATING ACTIVITIES
                  Net loss                                                     $(1,203,719)   $(1,160,682)   $  (689,280)
                  Adjustments to reconcile net loss to
                      net cash used in operating activities:
                         Stock and warrants issued for salaries and services       297,488        460,208           --
                         Depreciation                                               73,999         33,816         28,007
            Amortization                                                            14,980         27,449         14,370
     Changes in operating assets and liabilities:
         (Increase) decrease in:
            Accounts and other receivables                                         (27,093)         1,000         26,201
            Other assets                                                             2,067          1,369         (1,126)
            Prepaid expenses                                                       (10,916)        (9,508)          --
         Increase (decrease) in:
            Accounts payable and accrued expenses                                  212,233         25,044        100,057
                                                                               -----------    -----------    -----------
                Net cash used in operating activities                             (640,961)      (621,304)      (521,771)
                                                                               -----------    -----------    -----------
INVESTING ACTIVITIES
     Purchase of equipment                                                        (169,449)       (16,255)       (34,977)
     Advances to stockholder                                                       (24,701)       (15,534           --
                                                                               -----------    -----------    -----------
                Net cash used in investing activities                             (194,150)       (31,789)       (34,977)
                                                                               -----------    -----------    -----------
FINANCING ACTIVITIES
     Proceeds from issuance of stock                                               417,858        675,075        531,640
     Proceeds from note payable                                                       --             --           60,000
     Proceeds from (repayment of) stockholder loans, net                           420,000         (8,966)          --
     Repayment of capital lease obligations                                        (17,208)        (8,905)          --
     Repayment of loans                                                               --             --          (20,341)
                                                                               -----------    -----------    -----------
                Net cash provided by financing activities                          820,650        657,204        571,299
                                                                               -----------    -----------    -----------
NET (DECREASE) INCREASEIN CASH                                                     (14,461)         4,111         14,551
CASH, BEGINNING                                                                     19,301         15,190            639
                                                                               -----------    -----------    -----------
CASH, ENDING                                                                   $     4,840    $    19,301    $    15,190
                                                                               ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Capital lease obligations incurred related to the
     acquisition of equipment                                                  $    36,706    $    32,800    $      --
                                                                               ===========    ===========    ===========
     Conversion of notes payable to
     common stock                                                              $   131,384    $   176,825    $      --
                                                                               ===========    ===========    ===========
     3,350,273 shares of common stock were sold
     to Officers and Directors in exchange for
     subscription notes receivable                                             $   837,568    $      --      $      --
                                                                               ===========    ===========    ===========

          See Notes to Consolidated and Combined Financial Statements.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




NOTE 1.           HISTORY AND NATURE OF THE BUSINESSES AND BUSINESS COMBINATIONS

                           Capita   Research  Group  Inc.  and  Subsidiary  (the
                  "Company" or "Capita") (formerly NextGen Systems, Inc., and Subsidiary and Affiliate ("NextGen")) is in the development stage of operations.

                           Capita's   predecessor,   NextGen   (formerly   Media
                  Solutions, Inc., ("Media Solutions" or "MSI")), was incorporated in Pennsylvania on June 6, 1994, for the purpose of developing and selling MediaLink, a client/server software system used by the direct-response advertising industry. From January 1, 1996 through December 31, 1999, the Company, its subsidiary Capita Systems, Inc., and their predecessors have been principally devoted to research and development, organizational activities, and raising capital. For the years ended December 31, 1999, 1998 and 1997, the Company had $64,500, $85,500 and $81,894 of net revenues, respectively. The ultimate recovery of the Company's investments and costs is dependent on future profitable operations and continued funding, which presently cannot be determined.

                           In  September  of  1995,  Media  Solutions  initiated
                  discussions with the National Aeronautics and Space Administration ("NASA") in Langley, Virginia about licensing NASA's software technology known as the "CREW software." This software measures a test respondent's EEG, or brain wave impulse, when subjected to aural or visual stimuli. The CREW software then converts the raw brain wave data into an index, which indicates the respondent's level of interest in, or boredom ("engagement"), with the stimuli. In January of 1996, Media Solutions filed an application with NASA for a license for the commercial application of the CREW software with the intention to use it as a testing service in the media and advertising industries.

                           In  June  of  1996,  the  principal  stockholders  of
                  NextGen, along with additional investors formed Media Solutions International, Inc. ("MSII"), which was incorporated in Pennsylvania. MSII licensed the rights from Media Solutions to continue the development and selling of MediaLink.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



NOTE 1.           HISTORY AND NATURE OF THE BUSINESSES AND BUSINESS COMBINATIONS
                  (CONTINUED)

                           In  May  of  1997,  NASA  approved  Media  Solutions'
                  application for the CREW software license and issued a license agreement in the name of "NextGen Systems, Inc.", a fictitious name registered by Media Solutions in the Commonwealth of Pennsylvania in September 1995. Under its license agreement with NASA, the Company, by means of its predecessor, NextGen, obtained an exclusive five-year license commencing August 4, 1997. The agreement provides that prior to the expiration of the five-year period, the Licensee (NextGen) may request this agreement to be modified to extend the term. NASA has agreed that such requests will not be unreasonably denied if NextGen has met all milestones as specified in the contract. The NASA license agreement permits the Company to offer testing services for all direct response advertising applications, including television and print media and the Internet, and package design. NASA has agreed that the Company may use the CREW software for all media and advertising applications and that such use will not be considered an infringement of NASA's intellectual property rights in the CREW software. The license agreement requires the Company to pay NASA: a royalty equal to 10% of revenues, payable annually, with a minimum guaranteed annual royalty of fifteen thousand dollars ($15,000); and 50% of any consideration received from any sublicensees in consideration for any sublicense granted for the licensed product.

                           In  June  of  1997,  Media  Solutions  formed  Capita
                  Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Media Solutions, for the purpose of commercializing and marketing its advertising testing service.

                           On July 31, 1997, NextGen and MSII agreed to sell the
                  MediaLink asset and related business to Columbine JDS Systems, Inc., an unrelated party, for a future payment of $350,000 contingent upon defined levels of profitability. The transaction was completed in October 1997. Through December 31, 1999, the Company has not received any payments. In connection with the agreement, and for no consideration, NextGen's founder relinquished his officer's position and stock ownership in NextGen and became an employee in Columbine JDS Systems, Inc.

                           Since  commencing  operations  in June  1997,  Capita
                  Systems, Inc. has been engaged in significant additional software research and development. Beginning in August 1997, the Company initiated development projects to extensively modify and enhance the original NASA software to tailor its use to the more specific demands of media and advertising clients. This included the integration of video technology into the application. In addition, the Company has continued to develop proprietary hardware, specifically the EEG measurement headset, to facilitate high volume and convenience in the testing process. The Company has developed a completely "dry and noninvasive" headset and has applied for a US patent on this hardware and related components.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 1.           HISTORY AND NATURE OF THE BUSINESSES AND BUSINESS COMBINATIONS
                  (CONTINUED)

                           The Company  performed  its first test of the headset
                  in October 1997, and is in various stages of negotiation with numerous prospects, including major U.S. marketing companies, pharmaceutical companies, internet advertising agencies, and advertising agencies.

                           On December 30,  1997,  MSI changed its legal name to
                  NextGen Systems, Inc. and increased the number of authorized common shares to 3,000,000.

                           The  following  transactions  relate to the  mergers,
                  stock issuance and redemptions occurring within the Companies during January 1998:

                           On  January 3, 1998,  $25,000 of notes  payable  were
                  converted into 10,000 shares of MSII's common stock.

                           On  January 8,  1998,  1,050,250  shares of MSII were
                  redeemed for no consideration.

                           On  January  9,  1998,  85  shares  of  NextGen  were
                  redeemed for no consideration.

                           On  January  12,  1998,   NextGen  acquired  MSII  in
                  exchange  for  stock,   whereby   NextGen  was  the  surviving
                  corporation. As a result of the merger, each share of MSII common stock was converted into five shares of NextGen.

                           On January 13, 1998,  $116,825  due to a  stockholder
                  was converted into 183,385 shares of NextGen common stock.

                           On January 15, 1998,  NextGen issued 37,000 shares of
                  common stock for total consideration of $37,000.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 1.           HISTORY AND NATURE OF THE BUSINESSES AND BUSINESS COMBINATIONS
                  (CONTINUED)

                           On  January  27,  1998,   prior  to  the  transaction
                  described below, $35,000 of notes payable were converted into 35,000 shares of NextGen. In addition, the Board of Directors of the Company approved a transaction with Royal American Mining Company ("Royal"), a Nevada corporation, whose only activity had been filing fee expenses during its fiscal year. Royal has had no significant revenues for the last three fiscal years. On January 29, 1998, the Exchange was completed as the Company obtained approval from 100% of its stockholders. On January 30, 1998, the Royal stockholders approved the transaction between NextGen and Royal, whereby the stockholders of NextGen exchanged 100% of the outstanding common stock of NextGen for 90% of the outstanding common stock of Royal (the "Exchange"). The Exchange was accounted for as a reverse acquisition whereby NextGen, in substance, acquired Royal, allocating the fair value of Royal shares exchanged over the assets and liabilities of NextGen prior to the merger; therefore, no goodwill was recognized. Accordingly, the historical financial statements are those of the accounting acquirer, NextGen and not the financial statements of the legal acquirer, Royal. No value was ascribed to Royal's net operating loss carryforwards as a result of potential decrease and/or limitations in these carryforwards due to the change in control.

                           In connection  with the  Exchange,  Royal changed its
                  name to Capita Research Group, Inc. In addition, the Board of Directors approved a 2 for 1 stock split whereby the present stockholders of Royal were entitled to two shares for each share owned by them in Royal.

                           In July 1998,  the Company  filed Form 10-SB with the
                  Securities and Exchange Commission to register all of its 100,000,000 shares of common stock with a par value of One Mill ($0.001) per share.

                           The Company  currently  employs twelve  professionals
                  and several independent contractors who provide services on an "as needed" basis. The Company maintains offices in Blue Bell, Pennsylvania. The Company owns or leases all of its equipment and software, and has under development, numerous software and hardware applications to enhance its capabilities in advertising and media testing. The Company intends to obtain patents and software copyrights, as products are developed, to protect its intellectual property.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 1.           HISTORY AND NATURE OF THE BUSINESSES AND BUSINESS COMBINATIONS
                  (CONTINUED)

                           On  March  10,  1999,  the  Company  entered  into an
                  agreement with Quaker Capital Markets Group, Inc. ("Quaker"), to render advisory services to the Company in its attempt to raise equity capital. In connection therewith, the Company agreed to pay Quaker $10,000 in cash, $15,000 in common stock and a percentage of any equity capital raised. As of the year ended December 31, 1999, Quaker raised approximately $400,000 in equity capital. In connection therewith the Company paid a commission in the amount of $28,000.

                           On August 12, 1999 a note payable,  including accrued
                  interest, due to a Stockholder, was converted into 525,537 shares of common stock.

                           On  September  28,  1999,  the  Company was granted a
                  modification to the original license agreement granted by NASA on August 4, 1997. The modification expanded the field of use to include "all fields." In addition, the modification increased the expiration date of the license from five years from the date of the license, to the greater of the life of the patent (20 years from the date of the patent application, which was in 1996), or in the event that the patent is not issued, the life of the software copyright, which in the case of the NASA technology, is 75 years from the filing date of 1996.

NOTE 2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Principles of Consolidation and Combination

                           For the years ended  December 31, 1999 and 1998,  the
                  consolidated financial statements include the wholly owned subsidiary, Capita Systems, Inc. For the year ended December 31, 1997, the combined financial statements include the accounts of two entities, which were under common control and management, MSI and MSII. The consolidated financial statements of NextGen included the accounts of its wholly owned subsidiary, Capita Systems, Inc. All significant intercompany transactions have been eliminated in all years presented.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Production

                           During  1999 the  Company  started a new  division to
                  plan and conduct primary market and advertising research on behalf of clients to process and analyze data, and to write and present reports to clients. This division works with other Company divisions to develop pricing proposals and in the implementation of research tools. Costs associated with Production are included under operating expenses in the Statement of Operations.

                  Stock-Based Compensation

                           Capita adopted the disclosure-only provisions of SFAS
                  No. 123 "Accounting for Stock-Based Compensation," but elected to continue to utilize the "intrinsic value" method of accounting for recording stock-based compensation expense for employees, as provided for in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

                  Fair Value of Financial Instruments

                           The Company's financial instruments consist primarily
                  of cash, accounts receivable, accrued expenses and debt instruments. The recorded values of cash, accounts receivable, accounts payable and accrued expenses are considered to be representative of their fair values. Based upon the terms of the Company's debt instruments that are outstanding as of December 31, 1999 and 1998, the carrying values are considered to approximate their respective fair values.

                  Equipment

                           Equipment, including assets under capital leases, are
                  stated at cost. Major improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and an accelerated method for income tax purposes.

                  Organization Costs

                           Expenses  were   incurred  in  connection   with  the
                  formation of NextGen and MSII, which were capitalized and were being amortized over a period of five years using the straight-line method. During the year ended December 31, 1998, the remaining costs of $19,638 were charged to operations.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Long-Lived Assets

                           The Company  reviews for the impairment of long-lived
                  assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses.

                  Software Development Costs

                           Development   costs  incurred  in  the  research  and
                  development of new software products are expensed as incurred until technological feasibility has been established. Software development expenses incurred for product enhancements after the product has reached technological feasibility have not been material and, accordingly, also have been charged to operations as incurred. As of December 31, 1999 and 1998 no software development costs have been capitalized.

                  Advertising and Promotion Costs

                           Advertising   and  promotion  costs  are  charged  to
                  current operations when incurred. Advertising and promotion costs for 1999, 1998 and 1997 were $29,872, $9,824 and $9,916, respectively.

                  Income Taxes

                           The Company  accounts for income taxes in  accordance
                  with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability approach for financial accounting and reporting for income taxes. Under this method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities as measured by the enacted tax rates that are expected to be in effect when taxes are paid or recovered.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Research and Development

                           Expenditures   for   research,    development,    and
                  engineering of products and manufacturing processes are expensed as incurred. Cost reimbursements under collaborative research agreements are recorded as offsets to research and development expenses. Since the Company is in the development stage, all the work performed by its non-administrative personnel is considered research and development. The cost of servicing customers who contract for the Company's services are applied to research and development which are costs borne directly by the customer. During 1999, significant research and development is included in selling, technical, and research costs. It is estimated that half of the Company's effort or the equivalent of three man-years has been expensed on research and development. Research and development costs for 1999, 1998 and 1997 were $236,093, $102,534 and $118,241, respectively.

                  Earnings Per Common Share

                           In 1997,  the Financial  Accounting  Standards  Board
                  issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings (loss) per share with basic and diluted earnings
                  (loss) per share, respectively. Basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares. Diluted earnings
                  (loss) per share considers common stock equivalents such as options, warrants, etc. The exercise of existing options and/or warrants has not been considered in the determination of diluted earnings (loss) per share, since such exercise would be anti-dilutive.

                  Estimates

                           The preparation of financial statements in conformity
                  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                  Reclassifications

                           Certain   items  in  the  1998  and  1997   financial
                  statements   were   reclassified  to  conform  with  the  1999
                  presentation.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 3.           STOCKHOLDER LOANS

                           The  Company  is  indebted  to  its  stockholders  as
                  follows:

                                                                             1999            1998
                                                                             ----            ----
                  Loan payable, Stockholder, due on
                  demand, interest rate of Prime + 2%
                  (9.75% at December 31, 1998).  This debt
                  was converted into common stock of the
                  Company in August 1999 (Note 1)                          $    -        $100,000

                  Loan payable due Stockholder, payable on
                  demand.  This debt was satisfied in
                  January 2000 (Note 12).                                    20,000           -

                  Loan payable, Stockholder.  Due in installments
                  of $100,000 in August 2000, $200,000 in September
                  2000 and $100,000 in October 2000.  300,000
                  warrants were granted in connection with the loan
                  (Note 10).  Interest is payable at prime (8.5% at
                  December 31, 1999).  The loan is convertible at
                  $.25 per share of common stock, exercisable into
                  1,600,000 shares of common stock (Note 12).               400,000           -
                                                                           --------      --------
                                                                           $420,000      $100,000
                                                                           ========      ========

                           Interest  expense on  stockholder  loans for 1999 and
                  1998 was $19,044 and $23,612 respectively. Accrued interest on stockholder loans at December 31, 1999 and 1998 was $11,272 and $23,612.

NOTE 4.           PROPERTY AND EQUIPMENT

                                                      1999             1998
                                                      ----             ----

                  Equipment                          $221,738        $197,014
                                                     --------        --------
                  Furniture and fixtures               31,589          12,034
                                                     --------        --------
                  Leasehold improvements               24,565             --
                                                     --------        --------
                                                      277,892         209,048
                                                     --------        --------
                  Less - accumulated depreciation
                      and amortization                (68,205)       (116,537)
                                                     --------        --------
                                                     $209,687         $92,511
                                                     ========         =======

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 5.           CONCENTRATION OF CREDIT RISK

                           The  Company   maintains  cash  balances  at  several
                  financial institutions. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company performs periodic evaluations of the relative credit standing of the financial institutions with which it deals. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash balances.

NOTE 6.           INCOME TAXES

                           A  reconciliation  of  the  differences  between  the
                  Company's effective tax rates and the statutory Federal income tax rate of 34% in 1999, 1998 and 1997 is as follows:

                                                               1999                  1998                1997
                                                          (Consolidated)        (Consolidated)        (Combined)
                                                          --------------        --------------        ----------

                  Income tax benefit at statutory rate         ($409,264)            ($394,632)         ($234,355)
                  Permanent differences                              435                 1,210              4,625
                  State income tax benefit, net of
                     Federal effect                              (79,445)              (76,605)           (44,709)
                  Reduction in income tax benefit
                    due to valuation allowance                   488,274               470,027            274,439
                                                              ----------           -----------          ---------
                                                              $      -             $       -            $     -
                                                              ==========           ===========          =========

                           The Company, its predecessors and its affiliates have
                  experienced significant losses since inception. As a result of the business combinations during 1998, certain of the accumulated net operating loss carryforwards generated by these losses, which total approximately $2.5 million, may be lost and/or substantially limited. Notwithstanding such effect, any deferred tax asset recorded as a result of potential net operating loss carryforwards which would be available to offset future taxable income, would be offset by an equivalent valuation allowance, since Management believes that it is more likely than not that such deferred tax asset will not be realized.

                           The  deferred tax asset at December 31, 1999 and 1998
                  of approximately $1,003,000 and $527,000, respectively has been offset by valuation allowances of equal amounts.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 7.           COMMITMENTS

                  Capital Leases

                           During  1999 and  1998,  the  Company  leased,  under
                  various capital lease arrangements expiring through August 2002, certain computer equipment with a total cost of $69,506. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the shorter of the related lease term or the estimated productive lives. Amortization of $14,980 and $7,811 related to the assets under capital lease was incurred for the years ended December 31, 1999 and 1998, respectively. Interest expense related to the capital lease was $4,868 and $3,651 for the years ended December 31, 1999 and 1998.

                           Minimum future obligations under capital leases are:

                            YEARS ENDING
                            DECEMBER 31,                                        AMOUNT
                            ------------                                        ------

                            2000                                               $25,907
                            2001                                                15,349
                            2002                                                13,411
                                                                                ------

                            Total minimum lease payments                        54,667
                            Less - amounts representing interest                11,274
                                                                                ------

                            Present value of future minimum lease payments      43,393
                            Less - current portion                              20,007
                                                                                ------

                            Long-term portion                                  $23,386
                                                                               =======

                  Operating Leases

                           Effective  November 1, 1997, the Company entered into
                  an operating lease for its corporate office located in King of Prussia, Pennsylvania. The lease agreement was for a term of six months, thereafter renewable on a monthly basis. Effective January 1, 1999 the Company entered into an operating lease for its corporate office located in Blue Bell, Pennsylvania. The lease agreement was for a term of three years, expiring December 2001. In October 1999, the Company entered into a lease agreement for additional space; the lease will run concurrent with the existing lease at Blue Bell. Rent expense for 1999 and 1998 amounted to approximately $79,800 and $22,000, respectively.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 7.           COMMITMENTS (CONTINUED)

                  Operating Leases (Continued)

                           Minimum future rental  payments under  noncancellable
                  operating leases through December 2001 and in the aggregate are:

                         YEARS ENDING
                         DECEMBER 31,                       AMOUNT
                         ------------                       ------

                                 2000                        $92,712
                                 2001                         96,745
                                                            --------

                                 Total minimum future
                                   rental payments          $189,457
                                                            ========

                  Litigation

                           The  Company  is  a  party  to   litigation   with  a
                  Stockholder/former Director/Officer of the Company. The lawsuit seeks back wages of approximately $90,000 plus fees and costs from the Company. The Company has filed a counterclaim for amounts in excess of $100,000. The Company believes that it has meritorious defenses to this action and intends to vigorously defend these claims. Management does not believe that the outcome of this litigation will have a material adverse effect on its financial condition.

NOTE 8.           DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE

                           The deficit  accumulated during the development stage
                  was $3,566,929, which includes a loss of $513,248 from the inception of the Company through December 31, 1996. There were no transactions, which occurred from the inception of the Company and its predecessors through December 31, 1996 which were qualitatively or quantitatively material to the 1999, 1998 or 1997 consolidated and combined financial statements.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 9.           GOING CONCERN

                           The Company's financial statements are prepared using
                  generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to generate revenue through the sales of its software and hardware products. The Company continues to focus its energies on raising capital to begin the manufacturing and marketing of its products. Toward these ends, the Company engaged a public relations firm to aid in the raising of capital and to present seminars on its technology. Management believes, with successful completion of a financial package, that delivered sales of the Company's products will occur. In the opinion of management, sales of the Company's products, together with the proceeds from the sale of its common stock, will be sufficient for it to continue as a going concern.

NOTE 10.          STOCKHOLDERS' EQUITY

                  Warrants

                           At  December  31,  1999,   the  Company  had  300,000
                  detachable stock warrants outstanding, which were issued in connection with a loan of $400,000 borrowed from a Stockholder (Note 3). These warrants have an exercise price of $0.25 per share of common stock, and are exercisable into 300,000 shares of common stock. These warrants expire on August 5, 2002 (Note
                  12). In  connection  with the  issuance of the  warrants,  the
                  Company recorded interest expense of $26,000 in 1999, representing additional interest expense attributable to the $400,000 loan borrowed from the Stockholder at a below market rate of interest.

                  Stock Option Plan

                           Capita has stock-based incentive  compensation plans,
                  approved by its stockholders in 1999, the terms of which provide that up to 2,500,000 shares may be granted to directors, officers, key employees, consultants and other individuals who perform services for the Company. The plans provide for certain options granted to qualify as Incentive Stock Options under the Internal Revenue Code and other options to be considered "non-statutory stock options." Awards under the plans were made to six employees and/or consultants in 1999. All stock options granted through December 31, 1999 have an exercise price equal to 100 percent of the market value of the common stock at the date of grant.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 10.          STOCKHOLDERS' EQUITY (CONTINUED)

                  Stock Option Plan (Continued)

                           The following  table presents  stock option  activity
                  during 1999:

                                             Price at which        Number of Options                      Vesting
                                               Exercisable            Outstanding            Term         Period
                                               -----------            -----------            ----         ------

                  Granted to employees            $1.38                 54,500             10 years       3 Years
                                                  =====                 ======             ========       =======

                  Granted to Consultants          $1.38                 10,400             10 years       1 Year
                                                  =====                 ======             ========       ======

                           No options were exercised or cancelled in 1999.

                           With respect to stock  options  granted to employees,
                  the Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-based compensation," but applies APB Opinion No. 25 ("Accounting for Stock Issued to Employees") in accounting for its stock compensation plan. Accordingly, no compensation cost has been recognized with respect to stock options granted to employees in 1999. Compensation cost that would have been recognized in accordance with the basis of fair value pursuant to SFAS No. 123, if the Company had so elected, would have increased the Company's net loss for 1999 by approximately $4,000 (with an immaterial effect on loss per share). The method of determining proforma compensation cost for 1999 was based on certain assumptions, including the past trading ranges of the Company's stock, a risk free interest rate of 6.5%, expected life of options of 3 years and no expected payments of dividends.

                           With   respect   to   stock   options    granted   to
                  non-employees, the Company records the appropriate expense as required by SFAS 123. Consulting expense recorded by the Company in 1999, relating to options granted to consultants, was calculated using similar assumptions to those disclosed above. Such expense was approximately $2,000 and had an immaterial effect on loss per common share.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 10.          STOCKHOLDERS' EQUITY (CONTINUED)

                  Stock Subscription receivable

                           On June 21, 1999 the Company approved the issuance of
                  approximately 3,350,000 shares of the Company's common stock at a purchase price of $0.25 per share to five directors and/or officers of the Company. In exchange for the stock in the Company, the individuals issued non-recourse notes to the Company at an interest rate of 5.75%. Accrued interest on the stock subscription receivable at December 31, 1999 was
                  $28,093. The stock subscription receivable is shown as a reduction in Stockholders' equity as of December 31, 1999.

NOTE 11.          OTHER RELATED PARTY TRANSACTIONS

                           In January  1999, a Director was issued 84,000 shares
                  of common stock at $0.25 per share in return for various office furniture and fixtures at a fair value of $21,000.

                           During 1999, a Director was issued a total of 191,340
                  shares of common stock at $0.25 per share as rent and in return for office equipment.

NOTE 12.          SUBSEQUENT EVENTS

                           On January 6, 2000,  the Company  completed a private
                  placement. In exchange for $500,000 in equity capital, the Company issued 1,000,000 shares of common stock, 1,000,000 of the Company's class "A" common stock warrants providing for purchase of the Company's common stock at a purchase price of $0.50 per share and 1,000,000 of the Company's class "B" common stock warrants providing for purchase of the Company's common stock at a purchase price of $1.00 per share. Each warrant is exercisable until January 1, 2005.

                           On January 6, 2000, the Company granted 170,000 stock
                  options, at $0.89 per common share to certain consultants of the Company. These options have a term of ten years. The majority of the options vest immediately while the remainder of the options vest after certain services have been performed for the Company.

                           On  January  10,  2000,  the  Company  repaid  a note
                  payable to a Stockholder in the amount of $20,000 plus other reimbursable expenses in the amount of $4,167.

                   CAPITA RESEARCH GROUP, INC. AND SUBSIDIARY
                          (a development stage company)

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


NOTE 12.          SUBSEQUENT EVENTS (CONTINUED)

                           On January 21, 2000, the Company  completed a private
                  placement. In exchange for $130,000 in equity capital, the Company issued 260,000 shares of common stock, 260,000 of the Company's class "A" common stock warrants providing for purchase of the Company's common stock at a purchase price of $0.50 per share and 260,000 of the Company's class "B" common stock warrants providing for purchase of the Company's common stock at a purchase price of $1.00 per share. Each warrant is exercisable until January 1, 2005.

                           On January 27,  2000,  a  Stockholder  indicated  his
                  intent to convert his convertible promissory note into 1,600,000 shares of common stock at a purchase price of $.25 per share. On March 10, 2000, the Stockholder indicated his intent to exercise his 300,000 stock warrants into common stock for an aggregate purchase price of $75,000 (Note 10).

                           On February 11, 2000, the Company  granted  1,225,000
                  incentive stock options and nonqualified stock options, at $.98 per common share to seven directors and/or officers of the Company. These options have a term of ten years. The options will vest over a three year period.

No dealers,  salesperson or other person is authorized
to give any  information or to represent  anything not
contained in this prospectus. You must not rely on any
unauthorized  information  or  representations.   This
prospectus is an offer to sell only the shares offered
hereby,   but   only   under   circumstances   and  in
jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. 5,380,000 Shares

                     ---------------                               CAPITA
                                                            RESEARCH GROUP, INC.

                    TABLE OF CONTENTS

                                                  Page          Common Stock
                                                  ----          ------------

Prospectus Summary...................................1
Risk Factors.........................................3
Selling Security Holders.............................6
Plan of Distribution.................................7
Market for Common Equity and
Related Stockholder Matters..........................9
Dividend Policy......................................9
Capitalization.......................................9
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations........................................10
Business............................................13
Management..........................................21
Certain Relationships and Related Transactions......25
Description of Securities...........................25
Security Ownership of Certain Beneficial Owners and
  Management........................................28
Legal Matters.......................................29
Experts.............................................29
Where You Can Find Additional Information...........29
Index to Financial Statements..................... F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

            Section 78.751 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Company.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth the Company's costs and expenses expected to be incurred in connection with the distribution of the securities being registered. Except for the SEC Registration Fee, the amounts listed below are estimates.

            SEC Registration Fee........................     $ 1,309.36
            Accounting Fees and Expenses................       8,000.00
            Legal Fees and Expenses.....................      18,000.00
            Miscellaneous Expenses......................       2,500.00


                    Total...............................     $29,809.36
                                                             ==========
                  The Company shall bear all expenses shown above.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

            Unless otherwise noted, the following sales of securities of the Registrant were not registered under the Securities Act of 1933 in reliance on
Section 4(2) thereof. Purchase prices were paid in cash, cash equivalents or services of equivalent value.

            On March 31, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                        Number               Purchase
      Name                           of Shares                  Price
      ----                           ---------                  -----
      Ralph Anglin                     130,000                 $32,500
      Karen Astrella                    12,000                  $3,000
      Anthony Baratta                   40,000                 $10,000
      Debra D. Berthold                 20,000                  $5,000
      Samuel A. Brattini                10,000                  $2,500
      Samuel V. Brattini                10,000                  $2,500
      Richard M.  Brueggeman           280,000                 $70,000
      Matthew Carrafiello               20,000                  $5,000
      Leonard A. Ciccotello             20,000                  $5,000
      Sandra Dietrich                   40,000                 $15,000
      Kenneth P. Fratto                520,000                 $13,000
      Harry  Gricevics                  60,000                 $15,000
      David Grimes                      20,000                  $5,000
      Harlan I. Gustafson Jr.          100,000                 $25,000
      Harvey E. Keim                    20,000                  $5,000
      Kenneth McCarraher                20,000                  $5,000
      Robb Cape Inc. PSP               140,000                 $35,000
      Peter Stenstrom                   20,000                  $5,000
      Thomas J. & Stenstrom             30,000                  $7,500
      Ronald B. Seltmann Jr.            40,000                 $10,000

            On April 30, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                        Number                Purchase
      Name                           of Shares                   Price
      ----                           ---------                   -----
      William C. Davis                  20,000                  $5,000
      Frank F. Huppe                    40,000                 $10,000
      Eduardo Jimenez III                4,000                  $1,000
      Kostrub Industries Inc.           12,000                  $3,000
      Harvey E. Keim                    56,000                 $14,000
      Krisztina Farago                   5,000                  $1,250
      James Millard D.O.                40,000                 $10,000
      Gary Plisinski                   108,000                 $27,000
      Gary & Jerome Plisinski           48,000                 $12,000

            On May 6, 1998, the Registrant sold 12,000 shares of Common Stock to Howard K. Stalker for a purchase price of $3,000.

            On May 6, 1998, the Registrant sold 12,000 shares of Common Stock to Michael J. Welsh for a purchase price of $3,000.

            On May 18, 1998, the Registrant sold 20,000 shares of Common Stock to Frank Dibella for a purchase price of $5,000.

                  On May 19, 1998, the Registrant sold 60,000 shares of Common Stock to Ralph Anglin for a purchase price of $15,000.

                  On May 29, 1998, the Registrant sold 15,000 shares of Common Stock to Anthony and Michele Baratta for a purchase price of $3,750.

                  On May 29, 1998, the Registrant sold 2,000 shares of Common Stock to Eduardo Jimenez, III for a purchase price of

$500.

                  On May 29, 1998 the Registrant sold 50,000 shares of Common Stock to Jerome and Teresa J. Plisinski for a purchase price of $12,500.

                  On June 4, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                            Number                     Purchase
         Name                            of Shares                        Price
         ----                            ---------                        -----
         Haythe & Curley                    50,000                      $12,500
         Donald R. Peterson                100,000                      $25,000
         Kamilla Stenstrom                  20,000                       $5,000
         Peter Stenstrom                    10,000                       $2,500
         Jennifer Wichterman                 8,000                       $2,000
         Charles Jobs                       30,000                       $7,500

                  On June 5, 1998, the Registrant sold 20,000 shares of Common Stock to Ted W. Baxter for the purchase price of $5,000.

                  On June 5, 1998, the Registrant sold 120,000 shares of Common Stock to Richard M. and Judy Brueggman for the purchase price of $30,000.

                  On June 5, 1998, the Registrant sold 20,000 shares of Common Stock to Dominic Cafece for the purchase price of $5,000.

                  On June 9, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                            Number                     Purchase
         Name                            of Shares                        Price
         ----                            ---------                        -----
         Leonard J. Ciccotello              20,000                       $5,000
         Joseph M. Kwiatkowski, Jr.         50,000                      $12,500
         Charles & Mary Cooper              10,000                       $2,500
         Thomas J. & Cindy Stenstrom        10,000                       $2,500

                  On June 10, 1998, the Registrant sold 20,000 shares of Common Stock to Randolph C. and Nancy Lindel for the purchase price of $5,000.

                  On June 17, 1998, the Registrant sold 10,000 shares of Common Stock to Robert D. and Judith Mlkvy for the purchase price of $2,500.

                  On June 17, 1998, the Registrant sold 12,000 shares of Common Stock to Richard Wellbrook for the purchase price of $3,000.

                  On July 16, 1998, the Registrant sold 80,000 shares of Common Stock to Ralph Anglin for the purchase price of $20,000.

                  On July 28, 1998, the Registrant sold 8,000 shares of Common Stock to Kostrub Industries Inc., for the purchase price of $2,000.

                  On July 31, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                                     Number        Purchase
         Name                                     of Shares           Price
         ----                                     ---------          -----
         Anthony Baratta, II                         17,500          $4,375
         Krisztina Farago                            45,000         $11,250
         Henry and Lorraine Gricevics                40,000         $10,000
         Tomas J. & Cindy Stenstrom                  10,000          $2,500
         Richard A. Wescott                          10,000          $2,500

                  On August 10, 1998 the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                                     Number        Purchase
         Name                                     of Shares           Price
         ----                                     ---------           -----
         Bradley Billhimer                            8,000          $2,000
         Joseph Bruno                                12,000          $3,000
         Gregory C. Cala                              8,000          $2,000
         Madeleine Franco                            32,000          $8,000
         Harlan I. Gustafson Jr.                      2,400            $600
         Robert E. Hayden                             3,000            $750
         Charles Jobs                                 3,000            $750
         Brian D. & Heather Moyer                    25,000          $6,250
         David M. Nagle                              12,000          $3,000
         Joy E. O'Bryon                              20,000          $8,000
         Raymond K. Ward                             10,000          $2,500
         Robert B. Warren                             8,000          $2,000
         Gary J. & Jerome Plisinski                  40,000         $10,000
         Philip Rosenburg                            20,000          $5,000
         Aaron R. Schiele                            40,000         $10,000

                  On August 24, 1998, the Registrant sold 400,000 shares of Common Stock to Ralph Anglin for the purchase price of $100,000.

                  On August 25, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                              Number             Purchase
         Name                              of Shares                Price
         ----                              ---------                -----
         Thomas Aquilante                     10,000               $2,500
         Harry & Lorraine Gricevics           20,000               $5,000
         Hightech Vac Inc.                    20,000               $5,000
         Kris A. Keim                         20,000               $2,000
         Jan T. Stenstrom                     10,000               $2,500
         Richard D'Avanzo                     20,000               $5,000

                  On August 31, 1998, the Registrant sold 20,000 shares of Common Stock to Eugene F. Zuecca for the purchase price of $5,000.

                  On August 31, 1998, the Registrant sold 8,000 shares of Common Stock to Harvey E. Keim for the purchase price of $2,000.

                  On September 3, 1998, the Registrant sold 65,000 shares of Common Stock to William T. Hummel for the purchase price of $16,250.

                  On September 10, 1998, the Registrant sold 10,000 shares of Common Stock to Thomas and Renee Piermatto for the purchase price of $2,500.

                  On September 25, 1998, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                              Number             Purchase
         Name                              of Shares                Price
         ----                              ---------                -----
         Richard Astrella                     28,000               $7,000
         Michael J. & Jessica Doyle            8,000               $2,000
         William T. Hummel                    35,000               $8,750

                  On September 29, 1998, the Registrant sold 10,000 shares of Common Stock to Barry Rhoads for the purchase price of $2,500.

                  On October 28, 1998, the Registrant sold 60,000 shares of Common Stock to Haythe & Curley for the purchase price of $15,000.

                  On October 28, 1998, the Registrant sold 16,000 shares of Common Stock to Thomas W. Hummel, Jr., for the purchase price of $4,000.

                  On December 15, 1998, the Registrant sold 40,000 shares of Common Stock to William Hummel for the purchase price of $10,000.

                  On December 15, 1998, the Registrant sold 20,000 shares of Common Stock to Thomas Acqulante for the purchase price of $5,000.

                  On December 31, 1998, the Registrant sold 48,000 shares of Common Stock to William Hummel for the purchase price of $12,000.

                  On January 6, 1999, the Registrant sold 10,000 shares of Common Stock to Steven Plisinski for the purchase price of $2,500.

                  On January 6, 1999, the Registrant sold 12,000 shares of Common Stock to Jerome Plisinski for the purchase price of $3,000.

                  On January 6, 1999, the Registrant sold 60,000 shares of Common Stock to Gary and Jeanette Plisinski for the purchase price of $15,000.

                  On January 11, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                    Number                Purchase
      Name                       of Shares                   Price
      ----                       ---------                   -----
      William Hummell               80,000                 $20,000
      Ralph Anglin                  84,000                 $21,000
      Madeleine Franco              68,000                 $17,000
      Harry Gricevics               12,000                  $3,000

                  On February 9, 1999, the Registrant sold 20,000 shares of Common Stock to Richard D'Avanzo for a purchase price of $5,000.

                  On February 9, 1999, the Registrant sold 100,000 shares of Common Stock to Thomas Mirabile for a purchase price of $25,000.

                  On February 9, 1999, the Registrant sold 880 shares of Common Stock to Dale Allen for a purchase price of $220.

                  On February 17, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                    Purchase
           Name                    of Shares                       Price
           ----                    ---------                       -----

         Paul Wolfson                8,000                        $2,000
         Elizabeth Zeleski           4,000                        $1,000
         Gary Osting                 4,000                        $1,000
         Karen Longa                20,000                        $5,000
         John Kovas                 20,000                        $5,000
         Michelle Perry             10,000                        $2,500

                  On March 9, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                      Purchase
         Name                      of Shares                         Price
         ----                      ---------                         -----
         Gerald & Ann Leinenbach      50,000                       $12,500
         Haythe & Curley              50,000                       $12,500
         Jerome & Teresa Plisinski    50,000                        $5,000
         Neil Eklund                  20,000                        $5,000

                  On March 23, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                       Purchase
         Name                      of Shares                          Price
         ----                      ---------                          -----
         Charles Freeman             10,000                          $2,500
         Davis-Trachtenberg          15,000                           3,750
         Robb Cape, Inc.             12,020                          $3,005
         Quaker Capital              60,000                         $15,000
         NABOB Co.                   74,000                         $18,500
         (Ralph Anglin IRA)

                  On March 30, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                       Purchase
         Name                      of Shares                          Price
         ----                      ---------                          -----
         NABOB Co.                     8,000                        $2,000
         (Ralph Anglin IRA)
         Steffen Hauser                8,164                        $2,041

                  On April 8, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----

         Michael Von Gonton            4,000                       $1,000
         William Hummel               62,736                      $15,684
         NABOB Co.                   120,000                      $30,000
         (Ralph Anglin IRA)

                  On April 26, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Harvey Keim                  20,000                       $5,000
         John Robbins                100,000                      $25,000

                  On May 4, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Steven Plisinksi             10,000                       $2,500
         Jerome Plisinski              6,000                       $1,500
         Donald D. Cooley             10,000                       $2,500
         Suzanne F. Seeley            10,000                       $2,500
         Deborah J. Steer             10,000                       $2,500

                  On May 18, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----

         NABOB Co.                    80,000                      $20,000
         (Ralph Anglin IRA)
         Michael Werner               10,800                       $2,700
         Todd Veeck                   14,000                       $3,500
         Richard Veeck                 4,000                       $1,000
         Andrew Depativo              30,000                       $7,500
         Nick Centofante               8,000                       $2,000
         Samuel Cortina               20,000                       $5,000
         John Ricketti                80,000                      $20,000
         Joan Rubin                    8,000                       $2,000

                  On May 28, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Harry & Lorraine Gricevics    3,000                         $750
         Jerry Valentini              20,000                       $5,000
         Denise Hall                  40,000                      $10,000

                  On June 3, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Michael Von Gonton           10,000                       $2,500
         Raymond and Donna Wuest      40,000                      $10,000
         William Hummel               48,604                      $12,151

                  On June 8, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         John Pravel                   5,000                       $1,250
         Bryan Brahm                   5,000                       $1,250
         Harry Roach                  20,000                       $5,000

                  On June 11, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Kenneth Yeutter              10,000                       $2,500
         Robert Rozdzielski           20,000                       $5,000

                  On June 28, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                         Purchase
         Name                      of Shares                            Price
         ----                      ---------                            -----
         David Hunter              1,500,000                         $375,000
         Tomas Stenstrom             750,000                         $187,500
         Ralph Anglin                500,000                         $125,000
         William Hummel              100,000                          $25,000
         NABOB Co.
         (Ralph Anglin IRA)          100,000                          $25,000
         Anthony Baratta             200,097                       $50,024.25
         Millard Tydings              50,176                          $12,544
         Haythe & Curley              50,000                          $12,500
         Joseph Kwiatkowski           50,000                          $12,500
         Donald Peterson             250,000                          $62,500
         John Fare                    10,000                           $2,500

                  On July 8, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Harlan Gustafson             10,000                       $2,500
         Thomas Acquilante             1,168                         $292
         Gary & Jerome Plisinski      14,000                       $3,500
         Myron Bloom                  40,000                      $10,000
         John Robbins                 80,000                      $20,000
         Richard Astrella             12,000                       $3,000
         Harry Gricevics              40,000                      $10,000
         Brothers Plisinski           24,972                       $6,243
         Donald Hopper                44,000                      $11,000
         Michael Zaenglien             2,000                       $5,000
         Chad Neboer                   3,000                         $750
         Chris Hopper                 10,000                       $2,500
         Haythe & Curley              50,000                      $12,500
         Erwin Ephron                 76,666                   $19,166.50

                  On July 20, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         John Robbins                120,000                      $30,000
         John Williams                40,000                      $10,000
         Thomas Piermatteo             8,000                       $2,000

                  On July 26, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----

         Nevada Agency & Trust Co.    27,426                    $6,856.50
         William Helmig                8,000                       $2,000
         Madeleine Franco             50,000                      $12,500

                  On August 2, 1999, the Registrant sold 200,000 shares of Common Stock to Kenneth Fratto for a purchase price of $50,000.

                  On August 3, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Steffen Hausner               2,800                         $700
         Michael Von Gonten           14,000                       $3,500

                  On August 12, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Margaret Long               525,537                  $131,384.25
         Matthew Carrafiello          20,000                       $5,000

                  On August 19, 1999, the Registrant sold shares of Common Stock to the persons, in the amounts and for the purchase price set forth below:

                                      Number                     Purchase
         Name                      of Shares                        Price
         ----                      ---------                        -----
         Donald Hopper                 2,000                         $500
         Kathleen Smith               10,000                       $2,500

                  On September 28, 1999, the Registrant sold 120,000 shares of Common Stock to NABOB Co. (Ralph Anglin IRA) for a purchase price of $30,000.

                  On January 6, 2000, the Registrant sold a total of 1,000,000 units (the "A Units"), each A Unit consisting of (i) one share of the Registrant's Common Stock, (ii) one of the Registrant's A Common Stock Purchase Warrants to purchase one share of the Registrant's Common Stock exercisable at a purchase price of $.50 per share of Common Stock, and (iii) one of the Registrant's B Common Stock Purchase Warrants to purchase one share of the Registrant's Common Stock exercisable at a purchase price of $1.00 per share of Common Stock, to the parties, in the amounts and at the purchase prices as set forth below. These securities were not registered under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder.

                                                       Number    Purchase
       Name                                        of A Units       Price
       ----                                        ----------       -----
       SoundShore Holdings Ltd.                       666,750    $333,375
       SoundShore Opportunity Holding Fund Ltd.       214,500    $107,250
        SoundShore Strategic Holding Fund Ltd.         118,750     $59,375


                  On January 21, 2000, the Registrant sold a total of 260,000 A Units to the parties, in the amounts and at the purchase prices as set forth below. These securities were not registered under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder.

                                       Number                       Purchase
      Name                         of A Units                          Price
      ----                         ----------                          -----
      Michael Hamblett                100,000                        $50,000
      Howard Fischer                   80,000                        $40,000
      Andrew Gitlin                    30,000                        $15,000
      John Lepore                      20,000                        $10,000
      Philip Platek                    20,000                        $10,000
      Edward Okine                     10,000                         $5,000

                  On March 6, 2000, the Registrant sold 100,000 A Units to David Sandelovsky for a purchase price of $50,000. On March 9, 2000, the Registrant sold 50,000 A Units to Dwight Nelson for a purchase price of $25,000. The securities were not registered under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder.

                  On April 19, 2000, the Registrant sold 394,447 units (the "B Units"), each B Unit consisting of (i) one share of the Registrant's Common Stock, and (ii) one of the Registrant's Warrants to purchase one share of the Registrant's Common Stock, exercisable at a purchase price of $1.35 per share of Common Stock, to the parties, in the amounts and at the purchase prices as set forth below. These securities were not registered under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder.

      Name                         Number of B Units           Purchase Price
      ----                         -----------------           --------------
      Page Chapman, III                   27,778                    $25,000
      Larry Dinkin                        27,778                    $25,000
      Howard Fischer                      27,778                    $25,000
      Rich Greenstein                     33,333                    $30,000
      Michael Levy                        27,778                    $25,000
      Eric Pai                            27,778                    $25,000
      Rob Reiner                          27,778                    $25,000
      Greg Silvershein                    27,778                    $25,000
      David Sandelovsky                   27,778                    $25,000
      William Tai                         55,556                    $50,000
      Mark Van Fossan                     55,556                    $50,000
      Cyril Visovsky                      27,778                    $25,000


                  On April 20, 2000, in connection with the exercise of options to purchase 50,000 shares of Common Stock, the Registrant issued 50,000 shares of Common Stock to Torys in consideration for $44,500 of services.

                  On April 26, 2000, the Registrant issued 49,418 shares of Common Stock to Prose & Pictures, Inc. in consideration for $46,329 of services and 1,160 shares of Common Stock to Scott Touchton in consideration for $1,088 of services.

                  On April 28, 2000, the Registrant sold a total of 78,780 B Units to the parties, in the amounts and at the purchase prices set forth below. These securities were not registered under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder.

      Name                         Number of B Units           Purchase Price
      ----                         -----------------           --------------
      William Brown                      5,556                        $ 5,000
      Susan Gress                          556                        $   500
      Michael Lauria                     6,000                        $ 5,400
      Michael Loia                      10,000                        $ 9,000
      Laura Smith                        5,556                        $ 5,000
      Anthony Spatacco, Jr.              5,556                        $ 5,000
      Anthony Spatacco, Sr.              5,556                        $ 5,000
      Richard D'Avanzo                  40,000                        $36,000


ITEM 27.  EXHIBIT INDEX

3 (i)           Articles of Incorporation  (Incorporated by reference to Exhibit
                3(i) to the Company's Registration Statement on Form 10-SB)
3(ii)           By-laws of the Company  (Incorporated  by  reference  to Exhibit
                3(ii) to the Company's Registration Statement on Form 10-SB)
4(a)*           Capita Research Group, Inc. 1999 Stock Option Plan
4(b)*           Warrants dated August 5, 1999 granted to Jim Salim
4(c)*           Form of A Warrant
4(d)*           Form of B Warrant

4(e)            Form of  Warrants  granted to  investors  in April 2000  private placements
5               Opinion of Torys
10(a)           NASA  License  Agreement  (Incorporated  by reference to Exhibit
                10(c) to the Company's Registration Statement on Form 10-SB)
10(b)*          Modification No. 1 to NASA License Agreement
10(c)*          Modification No. 2 to NASA License Agreement
10(d)           Exchange  Agreement  dated  January  27, 1998  between  David B.
                Hunter,  Exchange Agent for the stockholders of NextGen Systems,
                Inc., and Royal American Mining Properties,  Ltd.  (Incorporated
                by  reference  to Exhibit  10(b) to the  Company's  Registration
                Statement on Form 10-SB)
10(e)*          Loan  Agreement  dated as of August 5, 1999  between the Company and Jim Salim
10(f)*          Securities Purchase Agreement dated as of January 6, 2000 by and
                among  the  Company,   SoundShore   Holdings  Ltd.,   SoundShore
                Opportunity  Holding Fund Ltd. and SoundShore  Strategic Holding
                Fund Ltd.
10(g)*          Securities  Purchase  Agreement  dated as of January 21, 2000 by and among the Company, Andrew Gitlin, John Lepore, Edward Okine,
                Philip Platek, Howard Fischer and Michael Hamblett
10(h)           Securities  Purchase Agreement dated as of March 6, 2000 between the Company and David G. Sandelovsky
10(i)           Securities  Purchase Agreement dated as of March 9, 2000 between the Company and Dwight Nelson
10(j)           Securities  Purchase Agreement dated as of April 19, 2000 by and among the Company,  Page  Chapman,  III,  Larry  Dinkin,  Howard
                Fischer,  Rich  Greenstein,  Michael Levy, Eric Pai, Rob Reiner,
                David  Sandelovsky,  Greg  Silvershein,  William  Tai,  Mark Van
                Fossan and Cyril Visovsky
10(k)           Securities  Purchase Agreement dated as of April 28, 2000 by and among the Company,  William Brown, Susan Gress,  Michael Lauria,
                Michael Loia,  Laura Smith,  Anthony  Spatacco,  Jr. and Anthony
                Spatacco, Sr.
10(l)           Securities Purchase Agreement dated as of April 28, 2000 between the Company and Richard D'Avanzo
10(m)*          Registration  Rights  Agreement dated August 5, 1999 between the
                Company and Jim Salim
10(n)*          Registration Rights Agreement dated as of January 6, 2000 by and
                among  the  Company,   SoundShore   Holdings  Ltd.,   SoundShore
                Opportunity  Holding Fund Ltd. and SoundShore  Strategic Holding
                Fund Ltd.
10(o)*          Registration  Rights  Agreement  dated as of January 21, 2000 by and among the Company, Andrew Gitlin, John Lepore, Edward Okine,
                Philip Platek, Howard Fischer and Michael Hamblett
10(p)           Registration  Rights Agreement dated as of March 6, 2000 between the Company and David G. Sandelovsky
10(q)           Registration  Rights Agreement dated as of March 9, 2000 between the Company and Dwight Nelson
10(r)           Registration  Rights Agreement dated as of April 19, 2000 by and among the Company,  Page  Chapman,  III,  Larry  Dinkin,  Howard
                Fischer,  Rich  Greenstein,  Michael Levy, Eric Pai, Rob Reiner,
                David  Sandelovsky,  Greg  Silvershein,  William  Tai,  Mark Van
                Fossan and Cyril Visovsky

10(s)           Registration  Rights Agreement dated as of April 28, 2000 by and among the Company,  William Brown, Susan Gress,  Michael Lauria,
                Michael Loia,  Laura Smith,  Anthony  Spatacco,  Jr. and Anthony
                Spatacco, Sr.
10(t)           Registration Rights Agreement dated as of April 28, 2000 between the Company and Richard D'Avanzo
10(u)           Agreement for Financial Public Support / Retail Support dated as of April 18, 2000 between the
                Company and Charterbridge Financial Group, Inc.
10(v)           Investment  Banking Rider dated as of April 18, 2000 between the
                Company and Charterbridge Financial Group, Inc.
23(a)           Consent of Torys (contained in Exhibit 5)
23(b)           Consent of Rudolph, Palitz LLP.
24*             Power of Attorney


*           Previously filed by the Registrant with the Commission.

ITEM 28. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Blue Bell, Commonwealth of Pennsylvania, on the 10th day of May, 2000.

                             CAPITA RESEARCH GROUP, INC.

                             By: /s/ David B. Hunter
                             -----------------------
                             David B. Hunter
                             President and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                         Title                         Date
---------                                         -----                         ----

/s/ David B. Hunter                 President, Chief Executive               May 10, 2000
-------------------                  Officer and Director
(David B. Hunter)                    (principal executiveofficer)


/s/ Tomas J. Stenstrom*             Director                                 May 10, 2000
-----------------------             --------                                 -----------
(Tomas J. Stenstrom)


/s/ Steven A. Plisinski*            Chief Financial Officer                  May 10, 2000
------------------------             (principal financial and                -----------
(Steven A. Plisinski)                accounting officer)


/s/ Millard E. Tydings II*          Director                                 May 10, 2000
--------------------------          --------                                 -----------
(Millard E. Tydings II)


/s/ Ralph Anglin*                   Director                                 May 10, 2000
-----------------                   --------                                 -----------
(Ralph Anglin)


*By:/s/ David B. Hunter
 ----------------------
 David B. Hunter
(Attorney in Fact)